Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

HealthAxis Inc.,

Outsourcing Merger Sub, Inc.,

and

BPO Management Services, Inc.

Dated as of September 5, 2008

i

(continued)

(continued)

(continued)

(continued)

SCHEDULES

Schedule 2.1(b)	BPOMS Cap Table

Schedule 2.2(b)	HealthAxis Cap Table

EXHIBITS

Exhibit A	HealthAxis Voting Agreement
Exhibit B	BPOMS Voting Agreement
Exhibit C	BPOMS Series F Certificate of Designation
Exhibit D	BPOMS Series F Convertible Preferred Stock Issuance Agreement
Exhibit E	HealthAxis/Tak Termination Agreement
Exhibit F	HealthAxis/Preferred Conversion and Termination Agreement
Exhibit G	Lewis Warrant Termination Agreement
Exhibit H	Amendment to the Remote Resourcing Agreement
Exhibit I	HealthAxis Articles of Amendment
Exhibit J	HealthAxis Series B Certificate of Designation

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 5, 2008, among HealthAxis Inc., a Pennsylvania corporation (“HealthAxis”), Outsourcing Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of HealthAxis (“Merger Sub”) and BPO Management Services, Inc., a Delaware corporation (“BPOMS”).  Each of HealthAxis, Merger Sub and BPOMS are sometimes referred to herein as a “Party” or, collectively, the “Parties”.

RECITALS

A.                                  HealthAxis, Merger Sub and BPOMS intend to effect a merger of Merger Sub into BPOMS (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (“DGCL”), as a result of which Merger Sub will cease to exist, and BPOMS will become a wholly owned subsidiary of HealthAxis.

B.                                    BPOMS, HealthAxis and Merger Sub intend that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code.

C.                                    The Board of Directors of HealthAxis, after consideration of the fairness opinion rendered by its investment advisor and other relevant factors: (i) has determined that this Agreement and the transactions and other matters contemplated hereby are advisable and in the best interests of HealthAxis and its stockholders, (ii) has approved this Agreement and the transactions and other matters contemplated hereby, including the issuance of shares of HealthAxis Common Stock and HealthAxis Preferred Stock to the stockholders of BPOMS pursuant to the terms of this Agreement, the HealthAxis Pre-Merger Steps (as hereinafter defined) and the other actions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of HealthAxis vote to approve this Agreement and the transactions and other matters contemplated by this Agreement.

D.                                   The Board of Directors of Merger Sub: (i) has determined that this Agreement and the Merger are advisable and in the best interests of Merger Sub and its sole stockholder, (ii) has approved this Agreement, the Merger, and the other actions contemplated by this Agreement, (iii) has adopted this Agreement and (iv) has determined to recommend that the stockholder of Merger Sub vote to adopt this Agreement and to approve the Merger and such other actions as are contemplated by this Agreement.

E.                                     The Board of Directors of BPOMS: (i) has determined that the proposed Merger is advisable and is in the best interests of BPOMS and its stockholders, (ii) has approved this Agreement, the Merger, the BPOMS Pre-Merger Steps (as hereinafter defined) and the other actions contemplated by this Agreement, (iii) has adopted this Agreement and (iv) has determined to recommend that the stockholders of BPOMS vote to adopt this Agreement and to approve the Merger and such other transactions as are contemplated by this Agreement.

F.                                     As a condition and inducement to the Parties entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement (i) certain HealthAxis stockholders are entering into the HealthAxis Voting

Agreement in the form attached as Exhibit A and certain BPOMS stockholders are entering into the BPOMS Voting Agreement in the form attached as Exhibit B with respect to the voting of their shares of HealthAxis and BPOMS, respectively, in connection with the transactions contemplated by this Agreement, and (ii) certain HealthAxis security holders are entering into the agreements referenced in Section 2.2(a) below in connection with the HealthAxis Pre-Merger Steps and BPOMS has entered into certain agreements and taken other steps, as referenced in Section 2.1(a) below in connection with the BPOMS Pre-Merger Steps.

AGREEMENT

In consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS, SCHEDULES AND EXHIBITS

1.1                               Definitions

In this Agreement, the following terms shall have the meanings set out in the paragraphs indicated below:

“Additional Financing”	7.10(a)
“Affiliate”	5.17(a)(i)
“BPOMS Cap Table”	2.1(b)
“BPOMS Common Share” and collectively “BPOMS Common Shares”	3.2(a)
“BPOMS Common Stock”	3.2(a)
“BPOMS Contracts”	5.16(a)
“BPOMS Convertible Preferred Stock”	3.6(d)
“BPOMS Designees	7.12
“BPOMS Disclosure Letter”	Article 5
“BPOMS Forecast”	5.23
“BPOMS Intellectual Property”	5.18(a)(ii)
“BPOMS Investor Warrants	3.4
“BPOMS Material Adverse Effect”	5.1(a)
“BPOMS Meeting”	7.2(a)
“BPOMS Non-Investor Warrants”	3.5(a)
“BPOMS Option”	3.5(a)
“BPOMS Outstanding Investor Warrants”	3.4(c)
“BPOMS Penny Warrants	4.2(a)
“BPOMS Pre-Merger Steps	2.1(a)
“BPOMS Products”	5.18(e)
“BPOMS Proxy Statement”	7.2(b)
“BPOMS Registered Intellectual Property”	5.18(a)(iii)
“BPOMS SEC Documents”	5.7(a)
“BPOMS Series A Preferred Shares”	5.3(a)

“BPOMS Series B Preferred Shares”	5.3(a)
“BPOMS Series C Preferred Shares”	5.3(a)
“BPOMS Series D Preferred Shares”	5.3(a)
“BPOMS Series D-2 Preferred Shares”	5.3(a)
“BPOMS Series F Preferred Shares”	2.1(a)(ii)
“BPOMS Subsidiaries” and, individually, a “BPOMS Subsidiary”	5.4
“California Permit”	7.3(a)
“Cancelled BPOMS Common Shares”	3.2(b)
“Certificates”	4.1(b)
“Certifications”	5.7(a) and 6.7(a)
“Closing”	2.5
“Closing Date”	2.5
“Code”	2.9
“Delaware Courts”	10.7
“Dissenting Common Stock”	3.8
“Domain Names”	5.18(l)
“Effective Time”	2.6
“Employee”	5.17(a)(ii)
“Employee Agreement”	5.17(a)(iii)
“Employee Plan”	5.17(a)(iv)
“Environmental Laws”	5.13
“ERISA”	5.17(a)(v)
“Exchange Act”	5.6, 7.2(b) and 7.3(d)
“Exchange Agent”	4.1(a)
“Exchange Merger Consideration”	4.1(b)
“Exchange Ratio”	3.2(a) and 3.3(b)
“Exchange Ratios”	3.6(a)
“Fairness Hearing”	7.3(a)
“GAAP”	5.7(c)
“Government Agencies”	5.1(c)
“Government Approvals”	5.1(c)
“HealthAxis Cap Table”	2.2(b)
“HealthAxis Contracts”	6.16(a)
“HealthAxis Common Shares”	3.2(a)
“HealthAxis Common Stock”	3.2(a)
“HealthAxis Disclosure Letter”	Article 6
“HealthAxis Domain Names”	6.18(k)
“HealthAxis Forecast”	6.23
“HealthAxis Intellectual Property”	6.18(a)
“HealthAxis Material Adverse Effect”	6.1(a)
“HealthAxis Meeting”	7.3(c)
“HealthAxis Pre-Merger Steps”	2.2(a)
“HealthAxis Products”	6.18(d)
“HealthAxis Proxy Statement”	7.3(d)

“HealthAxis SEC Documents”	6.7(a)
“HealthAxis Series A Preferred Shares”	6.3(a)
“HealthAxis Series B Preferred Shares”	2.2(a)(vi)
“HealthAxis Subsidiaries” and, individually, a “HealthAxis Subsidiary”	6.1(b) and 6.4
“HealthAxis Registered Intellectual Property”	6.18(b)
“HealthAxis/Preferred Investor Rights Agreement”	2.2(a)(ii)
“HealthAxis/Preferred Registration Rights Agreement”	2.2(a)(ii)
“HealthAxis/Tak Investor Rights Agreement”	2.2(a)(i)
“HealthAxis/Tak Registration Rights Agreement”	2.2(a)(i)
“HIPPA”	6.18(m)
“Indemnified Parties”	7.13(b)
“Intellectual Property”	5.18(a)(i)
“IRS”	5.17(vi)
“Merger”	2.3
“Multiemployer Plan”	5.17(a)(vii)
“Non-Disclosure Agreement”	10.5
“Pension Plan”	5.17(a)(viii)
“Preferred Certificates”	4.2(a)
“PTO”	5.18(b)
“Regulatory Filings”	5.6
“Representative”	7.10(c)(2)
“Reporting Tail Coverage”	7.13(d)
“Reverse Split”	2.2(a)(v)
“SEC”	3.5(c)
“Securities Act”	3.5(c)
“Surviving Corporation”	2.3
“Series C Exchange Ratio”	3.3(c)
“Series C Warrant Exchange Ratio	3.4(a)
“Series D Exchange Ratio”	3.3(d)
“Series D Warrant Exchange Ratio	3.4(b)
“Series D-2 Exchange Ratio”	3.3(e)
“Series F Exchange Ratio”	3.3(f)
“SVB Loan Agreement”-	7.1(c)(x)
“Taxes”	5.10(a) and 6.10(a)
“Tax Returns”	5.10(b) and 6.10(b)
“Termination Date”	9.1(h)
“Utilize” or “Utilization”	5.18(a)(iv)

1.2                               Schedules

The schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.  The Schedules are as follow:

Schedule 2.1(b)	BPOMS Cap Table

Schedule 2.2(b)	HealthAxis Cap Table

1.3                               Exhibits

The following documents are referred to herein as Exhibits and copies are annexed hereto:

Exhibit A	HealthAxis Voting Agreement
Exhibit B	BPOMS Voting Agreement
Exhibit C	BPOMS Series F Certificate of Designation
Exhibit D	BPOMS Series F Convertible Preferred Stock Issuance Agreement
Exhibit E	HealthAxis/Tak Termination Agreement
Exhibit F	HealthAxis/Preferred Conversion and Termination Agreement
Exhibit G	Lewis Warrant Termination Agreement
Exhibit H	Amendment to the Remote Resourcing Agreement
Exhibit I	HealthAxis Articles of Amendment
Exhibit J	HealthAxis Series B Certificate of Designation

ARTICLE 2

DESCRIPTION OF THE TRANSACTIONS

2.1                               BPOMS Pre-Merger Steps.

(a)                                 Prior to the date of this Agreement BPOMS has issued shares of its capital stock, authorized the grant of options to purchase shares of its capital stock and taken certain other steps, as follows (the “BPOMS Pre-Merger Steps”):

(i)                                    by issuing 583,333 shares of BPOMS Series D-2 Preferred Stock pursuant to the exercise by investors of the amended BPOMS Series J Preferred Stock Purchase Warrants for aggregate net proceeds of $5,600,000,

(ii)                                 by creating a new series of preferred stock designated as Series F Convertible Preferred Stock (the “BPOMS Series F Preferred Shares”) pursuant to the BPOMS Series F Certificate of Designations in the form attached hereto as Exhibit C;

(iii)                              by issuing 894,942 shares of BPOMS Series F Preferred Stock pursuant to the exchange of certain amended BPOMS Series A Purchase Warrants, BPOMS Series B Purchase Warrants, and those BPOMS Series D Purchase Warrants having an exercise price of $1.10, pursuant to the BPOMS Series F Convertible Preferred Stock Issuance Agreement in the form attached as Exhibit D;

(iv)                             by entering into that certain Waiver and Amendment Agreement, Amended and Restated Warrant Acknowledgment, Second Amendment to

Series D Convertible Stock Purchase Agreement and Third Amendment to Series D Convertible Stock Purchase Agreement each in the form previously approved by Healthaxis, with those parties necessary to achieve the intended legal effect of the provisions set forth therein; and

(v)                                by increasing the number of options to purchase BPOMS Common Stock issuable pursuant to the amended BPOMS’ 2007 Stock Incentive Plan to an aggregate of 12,300,000 options, some or all of which may, at the discretion of the board of directors of BPOMS, be granted to certain employees, directors and advisors of BPOMS prior to the Effective Time at exercise prices to be established as of the dates of such grants.

(b)                                As a result of the BPOMS Pre-Merger Steps (assuming that all of the increased number of options to purchase BPOMS Common Stock referred to in subparagraph 2.1(a)(v) hereof are granted prior to the Effective Time), the number and class of issued and outstanding securities of BPOMS at the Effective Time will be as set forth in the table (the “BPOMS Cap Table”) attached as Schedule 2.1(b).

2.2                               HealthAxis Pre-Merger Steps.

(a)                                 On the terms and subject to the conditions of this Agreement, at or prior to the Effective Time, as a condition precedent to the Merger, HealthAxis shall have carried out the following re-structuring of its capital and related matters (the “HealthAxis Pre-Merger Steps”):

(i)                                    the termination and cancellation of all HealthAxis Warrants issued to Tak Investments, Inc., and the termination of the HealthAxis Investor Rights Agreement dated May 13, 2005 with Tak Investments, Inc. (the “HealthAxis/Tak Investor Rights Agreement”) and the HealthAxis Registration Rights Agreement dated May 13, 2005 with Tak Investments, Inc. (the “HealthAxis/Tak Registration Rights Agreement”), in accordance with the HealthAxis/Tak Termination Agreement in the form attached hereto as Exhibit E;

(ii)                                 the conversion of all outstanding shares of HealthAxis Series A Preferred Stock into 740,401 shares of HealthAxis Common Stock and the termination of the HealthAxis Investor Rights Agreement dated June 30, 2004 with holders of the HealthAxis Series A Preferred Stock (the “HealthAxis/Preferred Investor Rights Agreement”) and the HealthAxis Registration Rights Agreement dated June 30, 2004 with holders of the HealthAxis Series A Preferred Stock (the “HealthAxis/Preferred Registration Rights Agreement”) pursuant to the HealthAxis/Preferred Conversion and Termination Agreement in the form attached hereto as Exhibit F;

(iii)                              the termination and cancellation of the HealthAxis Warrant held by Lewis Opportunity Fund in accordance with the Lewis Warrant Termination Agreement in the form attached hereto as Exhibit G;

(iv)                             the amendment of the Remote Resourcing Agreement dated May 13, 2005 between HealthAxis, Ltd., a subsidiary of HealthAxis, and Healthcare BPO Partners, L.P., an affiliate of Tak Investments, Inc., pursuant to the amendment in the form attached hereto as Exhibit H;

(v)                                a reverse split of the shares of HealthAxis Common Stock in a ratio to be determined by the Board of Directors of HealthAxis (within a range approved by the HealthAxis shareholders) (the “Reverse Split”) pursuant to the filing with the Pennsylvania Department of State of the HealthAxis Articles of Amendment substantially in the form attached hereto as Exhibit I;

(vi)                             the Board of Directors of HealthAxis will adopt a resolution creating a new series of preferred stock designated as Series B Convertible Preferred Stock (the “HealthAxis Series B Preferred Shares”), to which will be attached the rights, preferences and other provisions as set out in the HealthAxis Series B Certificate of Designations in the form attached hereto as Exhibit J, subject to the adjustments contemplated by Section 3.6 hereof; and

(vii)                          the Board of Directors of HealthAxis will authorize and approve the addition of approximately 3,000,000 shares of HealthAxis Common Stock (prior to giving effect to the Reverse Split) to the HealthAxis Inc. 2005 Stock Incentive Plan (or to a new plan developed by HealthAxis) and, to the extent required by the rules of the Nasdaq Stock Market, Inc., the shareholders of HealthAxis will approve such additional shares.

In order to carry out the HealthAxis Pre-Merger Steps, following execution of this Agreement, HealthAxis will use its best efforts to take the steps and actions and obtain all approvals as may be required by the provisions of paragraphs (i) to (vii) of this paragraph 2.2(a).

(b)                                Subject to the terms and conditions of this Agreement, following the completion of the HealthAxis Pre-Merger Steps, immediately prior to the Effective Time, the number and class of issued and outstanding securities of HealthAxis will be as set forth in the table (the “HealthAxis Cap Table”) attached hereto as Schedule 2.2(b).

(c)                                 No fractional shares of HealthAxis’ Common Stock shall be issued in connection with the Reverse Split, and no certificates or scrip for any such fractional shares shall be issued.  Any holder of HealthAxis Common Stock who would otherwise be entitled to receive a fraction of a share as a result of the Reverse Split shall, in lieu of such fraction of a share, receive one full share of HealthAxis Common Stock.

2.3                               The Merger.

Upon the terms and subject to the conditions contained in this Agreement, at the Effective Time, Merger Sub shall be merged with and into BPOMS, and the separate corporate existence of Merger Sub shall thereupon cease (the “Merger”). BPOMS shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

2.4                               Effects of the Merger.

The Merger shall have the effects provided in this Agreement and the applicable provisions of the DGCL. As a result of the Merger, BPOMS will become a wholly owned subsidiary of HealthAxis.

2.5                               The Closing.

On the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on (a) the third (3rd) business day immediately following the day on which the last of the conditions set forth in Article 8 shall be fulfilled or waived in accordance herewith, or (b) at such other time, date or place as BPOMS and HealthAxis may otherwise agree in writing. Unless the parties shall otherwise agree and subject to Article 8, the parties shall use their best efforts to cause the Closing to occur as soon as practicable after the last to occur of the BPOMS Meeting and the HealthAxis Meeting. The date on which the Closing occurs is hereinafter referred to as the “Closing Date”.

2.6                               Effective Time.

If all the conditions to the Merger set forth in Article 8 shall have been fulfilled or waived in accordance herewith, and this Agreement shall not have been terminated as provided in Article 9, the parties hereto shall cause a Certificate of Merger satisfying the requirements of the DGCL to be properly executed, verified and delivered for filing in accordance with the DGCL on the Closing Date. The Merger shall become effective upon the acceptance for record of the Certificate of Merger by the Secretary of State of the State of Delaware in accordance with the DGCL (but not earlier than the Closing Date) or at such later time that the parties hereto shall have agreed upon and designated in such filing in accordance with applicable law as the effective time of the Merger (the “Effective Time”).

2.7                               Corporate Organization.

(a)                                 At the Effective Time, unless otherwise determined by BPOMS and HealthAxis prior to the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Merger Sub immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Certificate of Incorporation.

(b)                                 Unless otherwise determined by BPOMS and HealthAxis prior to the Effective Time, the By-laws of Merger Sub in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation.

(c)                                  At the Effective Time, (i) HealthAxis shall file an amendment to its Amended and Restated Articles of Incorporation to change the name of HealthAxis to “BPO Management Services, Inc.”, and (ii) BPOMS shall file an amendment to its Amended and Restated Articles of Incorporation to change the name of BPOMS to “BPOMS, Inc.”.

2.8                               Directors and Officers of Surviving Corporation and HealthAxis.

(a)                                  The directors of BPOMS immediately prior to the Effective Time shall initially become the directors of the Surviving Corporation as of the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

(b)                                 The officers of BPOMS immediately prior to the Effective Time shall initially become the officers of the Surviving Corporation as of the Effective Time, until their respective successors are duly elected or appointed and qualified.

(c)                                  The directors and officers of HealthAxis as of the Effective Time will be determined as provided by Section 7.12 hereof.

2.9                               Tax Consequences.

For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368( a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties shall report the Merger consistent therewith. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

ARTICLE 3
CONVERSION OF SECURITIES

3.1                               Conversion of Merger Sub Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of HealthAxis, Merger Sub, BPOMS or the holders thereof, each share of common stock, $0.01 par value per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.01 par value per share, of the Surviving Corporation.

3.2                               Conversion of BPOMS Common Stock.

(a)                                  At the Effective Time, by virtue of the Merger and without any action on the part of HealthAxis, Merger Sub, BPOMS or the holders thereof, each issued and outstanding share of common stock, par value $0.001 per share of BPOMS (the “BPOMS Common Stock”; each a “BPOMS Common Share”; and collectively, the “BPOMS Common Shares”) shall be converted into the right to receive 0.3393 (to be adjusted after determination of the Reverse Split and otherwise in accordance with Section 3.6) (the “Exchange Ratio”) shares of common stock, par value $0.10 per share, of HealthAxis (the “HealthAxis Common Stock”). The shares of HealthAxis Common Stock to be issued in connection with the Merger are sometimes referred to as the “HealthAxis Common Shares” and shall bear appropriate restrictive legends.

(b)                                 Each BPOMS Common Share held in BPOMS’ treasury, if any, immediately prior to the Effective Time (collectively, “Cancelled BPOMS Common Shares”) shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist and no payment shall be made with respect thereto.

(c)                                  No fractional shares of HealthAxis Common Stock shall be issued under this Section in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of BPOMS Common Shares who would otherwise be entitled to receive a fraction of a share of HealthAxis Common Stock (after aggregating all fractional shares of HealthAxis Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Certificate(s) (as defined in Section 4.1 (b)), receive one full share of HealthAxis Common Stock.

3.3                               Conversion of BPOMS Preferred Stock.

(a)                                  At the Effective Time, each share of BPOMS Series A Preferred Stock that is then outstanding and unconverted shall cease to represent a right to acquire shares of BPOMS Common Stock, and shall be converted automatically into a right to receive 0.3393 (to be adjusted after determination of the Reverse Split and otherwise in accordance with Section 3.6) (also called the “Exchange Ratio”) shares of HealthAxis Common Stock.

(b)                                 At the Effective Time, each share of BPOMS Series B Preferred Stock that is then outstanding and unconverted shall cease to represent a right to acquire shares of BPOMS Common Stock, and shall be converted automatically into a right to receive 0.3393 (to be adjusted after determination of the Reverse Split and otherwise in accordance with Section 3.6) (also called the “Exchange Ratio”) shares of HealthAxis Common Stock.

(c)                                  At the Effective Time, each share of BPOMS Series C Preferred Stock that is then outstanding shall be converted automatically into a right to receive 1.7700 (to be adjusted after determination of the Reverse Split and otherwise in accordance with Section 3.6) (the “Series C Exchange Ratio”) shares of HealthAxis Common Stock.

(d)                                 At the Effective Time, each share of BPOMS Series D Preferred Stock that is then outstanding and unconverted shall cease to represent a right to acquire shares of BPOMS Common Stock, and shall be converted automatically into a right to receive 5.4288 (to be adjusted after determination of the Reverse Split and otherwise in accordance with Section 3.6) (the “Series D Exchange Ratio”) shares of HealthAxis Series B Preferred Stock.

(e)                                  At the Effective Time, each share of BPOMS Series D-2 Preferred Stock that is then outstanding and unconverted shall cease to represent a right to acquire shares of BPOMS Common Stock, and shall be converted automatically into a right to receive 5.4288 (to be adjusted after determination of the Reverse Split and otherwise in accordance with Section 3.6) (the “Series D-2 Exchange Ratio”) shares of HealthAxis Series B Preferred Stock.

(f)                                    At the Effective Time, each share of BPOMS Series F Preferred Stock that is then outstanding and unconverted shall cease to represent a right to acquire shares of BPOMS Common Stock, and shall be converted automatically into a right to receive 8.4825 (to be adjusted after determination of the Reverse Split and otherwise in accordance with Section 3.6) (the “Series F Exchange Ratio”) shares of HealthAxis Series B Preferred Stock.

(g)                                 No fractional shares of HealthAxis Common Stock or HealthAxis Series B Preferred Stock shall be issued under this Section in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued.  Any holder of BPOMS Series A Preferred Stock, BPOMS Series B Preferred Stock, BPOMS Series C Preferred Stock, BPOMS Series D Preferred Stock, BPOMS Series D-2 Preferred Stock or BPOMS Series F Preferred Stock who would otherwise be entitled to receive a fraction of a share of HealthAxis Common Stock or HealthAxis Series B Preferred Stock (after aggregating all fractional shares of HealthAxis Common Stock or HealthAxis Series B Preferred Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Preferred Certificates (as defined in Section 4.2(a)), receive one full share of HealthAxis Common Stock or HealthAxis Series B Preferred Stock, as the case may be.

3.4                               Conversion of BPOMS Investor Warrants

In this Agreement, BPOMS Series A Warrants, Series B Warrants, Series C Warrants and Series D Warrants (including both Series D Warrants with an exercise price of $0.01 and the Series D Warrants with an exercise price of $1.10) are collectively called the “BPOMS Investor Warrants”.  At the Effective Time, the BPOMS Investor Warrants will be dealt with as follows.

(a)                                  At the Effective Time, each BPOMS Series C Warrant that is then outstanding and unexercised shall cease to represent a right to acquire shares of BPOMS Common Stock, and shall be converted automatically into a right to receive 0.3393 (to be adjusted after determination of the Reverse Split and otherwise in accordance with Section 3.6) (the “Series C Warrant Exchange Ratio”) shares of HealthAxis Series B Preferred Stock.

(b)                                 At the Effective Time, each BPOMS Series D Warrant with an exercise price of $0.01 that is then outstanding and unexercised shall cease to represent a right to acquire shares of BPOMS Common Stock, and shall be converted automatically into a right to receive 0.3393 (to be adjusted after determination of the Reverse Split and otherwise in accordance with Section 3.6) (the “Series D Warrant Exchange Ratio”) shares of HealthAxis Series B Preferred Stock.

(c)                                  At the Effective Time, each BPOMS Series A Warrant, Series B Warrant and Series D Warrant with an exercise price of $1.10 that has not previously been exercised and is then outstanding and unexercised (the “BPOMS Outstanding Investor Warrants”) shall cease to represent a right to acquire shares of BPOMS Common Stock and shall be converted automatically into a warrant to acquire, under the same terms and conditions as were applicable to such BPOMS Outstanding Investor Warrants immediately prior to the Effective Time, shares of HealthAxis Common Stock, and HealthAxis shall assume each BPOMS Outstanding Investor Warrant and each agreement pursuant to which any such BPOMS Outstanding Investor Warrant was granted; provided, however, that from and after the Effective Time, (i) the number of shares of HealthAxis Common Stock purchasable upon exercise of such BPOMS Outstanding Investor Warrants shall be equal to the number of shares of BPOMS Common Stock that were purchasable under such BPOMS Outstanding Investor Warrant immediately prior to the Effective Time, multiplied by the Exchange Ratio, rounded down to the nearest whole share, and (ii) the per share exercise price under each such BPOMS Outstanding Investor Warrant shall be adjusted by dividing the per share exercise price of each such BPOMS Outstanding Investor Warrant by the Exchange Ratio, rounding up to the nearest cent.  The terms of each BPOMS Outstanding Investor Warrant shall be subject to further adjustment as appropriate to reflect the Reverse Split and any other stock split, stock dividend, recapitalization or other similar transaction with respect to the HealthAxis Common Stock on or subsequent to the Effective Time.  As soon as practicable after the Effective Time, HealthAxis shall deliver to each holder of a BPOMS Outstanding Investor Warrant an appropriate notice setting forth such holder’s rights pursuant thereto, and such BPOMS Outstanding Investor Warrant shall continue in effect on the same terms and conditions.

3.5                               Conversion of BPOMS Employee Stock Options and Non-Investor Warrants.

(a)                                  At the Effective Time, each option, whether vested or unvested, to purchase BPOMS Common Stock that is then outstanding and unexercised (a “BPOMS Option”) and all warrants to purchase BPOMS Stock other than the BPOMS Investor Warrants (collectively, the “BPOMS Non-Investor Warrants”) shall cease to represent a right to acquire shares of BPOMS Common Stock and shall be converted automatically into an option or warrant to acquire, under the same terms and conditions as were applicable to such BPOMS Option or BPOMS Non-

Investor Warrant immediately prior to the Effective Time, shares of HealthAxis Common Stock, and HealthAxis shall assume each BPOMS Option and BPOMS Non-Investor Warrant and each option plan or agreement pursuant to which any such BPOMS Option and BPOMS Non-Investor Warrant were granted; provided, however, that from and after the Effective Time, (i) the number of shares of HealthAxis Common Stock purchasable upon exercise of such BPOMS Option or BPOMS Non-Investor Warrant shall be equal to the number of shares of BPOMS Common Stock that were purchasable under such BPOMS Option or BPOMS Non-Investor Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio rounding down to the nearest whole share, and (ii) the per share exercise price under each such BPOMS Option and BPOMS Non-Investor Warrant shall be adjusted by dividing the per share exercise price of each such BPOMS Option and BPOMS Non-Investor Warrant by the Exchange Ratio, rounding up to the nearest cent. The terms of each BPOMS Option and BPOMS Non-Investor Warrant shall be subject to further adjustment as appropriate to reflect the Reverse Split and any other stock split, stock dividend, recapitalization or other similar transaction with respect to HealthAxis Common Stock on or subsequent to the Effective Time.

(b)                                 As soon as practicable after the Effective Time, HealthAxis shall deliver to each holder of an outstanding BPOMS Option or BPOMS Non-Investor Warrant an appropriate notice setting forth such holder’s rights pursuant thereto, and such BPOMS Option and BPOMS Non-Investor Warrant shall continue in effect on the same terms and conditions (including anti-dilution provisions).

(c)                                  Promptly following the Effective Time, HealthAxis shall exercise its best efforts to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-8 (to the extent such form is available) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of HealthAxis Common Stock issuable upon exercise of BPOMS Options and BPOMS Non-Investor Warrants assumed pursuant to Section 3.5(a) hereof and eligible for inclusion on Form S-8 under applicable securities laws, and shall use its best efforts to maintain the current status of the prospectus contained therein, as well as to comply with any applicable state securities or “blue sky” laws, for one year after the Effective Time.

3.6                               Adjustments.

(a)                                  When the Reverse Split is determined by the Board of Directors of HealthAxis as contemplated by Section 2.2(a)(v) hereof, each of the Exchange Ratio, the Series C Exchange Ratio, the Series D Exchange Ratio, the Series D-2 Exchange Ratio, the Series F Exchange Ratio, the Series C Warrant Exchange Ratio and the Series D Warrant Exchange Ratio (collectively, the “Exchange Ratios”) shall be adjusted to equal the rate determined by multiplying the applicable exchange ratio then in effect by a fraction: (i) the numerator of which is the number of shares of HealthAxis Common Stock issued and outstanding and issuable, on a fully-diluted basis, after giving effect to the Reverse Split but immediately prior to the

Effective Time, and (ii) the denominator of which is the number of shares of HealthAxis Common Stock issued and outstanding and issuable, on a fully-diluted basis, as of the date hereof (or, if there has been a previous adjustment pursuant to this section, then the denominator will be the number of shares of HealthAxis Common Stock issued and outstanding and issuable on a fully-diluted basis, as of the date of such previous adjustment).

(b)                                 If at any time during the period between the date of this Agreement and the Effective Time, any change in the BPOMS Common Stock, BPOMS Series A Preferred Stock, BPOMS Series B Preferred Stock, BPOMS Series C Preferred Stock, BPOMS Series D Preferred Stock, BPOMS Series D-2 Preferred Stock, BPOMS Series F Preferred Stock, HealthAxis Common Stock or HealthAxis Series B Preferred Stock shall occur by reason of any reclassification, recapitalization, stock dividend, stock split or combination (excluding the Reverse Split, unless and to the extent that the ratio of the Reverse Split is revised from that originally authorized by the Board of Directors of HealthAxis as contemplated by Section 2.2(a)(v)), exchange or readjustment of shares, or any stock dividend thereon with the record date during such period, then each of the Exchange Ratios shall be appropriately adjusted.

(c)                                  If at any time during the period between the date of this Agreement and the Effective Time, HealthAxis shall issue any additional shares of HealthAxis Common Stock or any other securities exercisable for or convertible into shares of HealthAxis Common Stock (excluding shares of HealthAxis Common Stock issuable pursuant to the Reverse Split or shares or other securities issued pursuant to any reclassification, recapitalization, stock dividend, stock split, combination, exchange or readjustment of shares referred to in paragraph (b) of this Section 3.6) then each of the Exchange Ratios shall be adjusted to equal the rate determined by multiplying the applicable exchange ratio then in effect by a fraction: (i) the numerator of which is the number of shares of HealthAxis Common Stock issued and outstanding and issuable, on a fully-diluted basis, following the issuance of shares or other securities referred to in this paragraph (c), and (ii) the denominator of which is the number of shares of HealthAxis Common Stock issued and outstanding and issuable, on a fully-diluted basis, as of the date hereof (or, if there has been a previous adjustment pursuant to this section, then the denominator will be the number of shares of HealthAxis Common Stock issued and outstanding and issuable, on a fully-diluted basis, as of the date of such previous adjustment).

(d)                                 If at any time during the period between the date of this Agreement and the Effective Time, BPOMS shall issue any shares of BPOMS Common Stock or any other securities exercisable for or convertible into shares of BPOMS Common Stock (“BPOMS Convertible Preferred Stock”) (excluding shares and other securities issuable pursuant to the BPOMS Pre-Merger Steps or shares or other securities issuable pursuant to any reclassification, recapitalization, stock dividend, stock split, combination, exchange or readjustment of shares or any stock dividend referred to in paragraph (b) of this Section 3.6), then each of the

Exchange Ratios shall be adjusted to equal the rate determined by multiplying the applicable exchange ratio then in effect by a fraction: (i) the numerator of which is the aggregate of the number of shares of BPOMS Common Stock and the number of shares of BPOMS Convertible Preferred Stock of all series issued and outstanding and issuable, on a fully-diluted basis, as of the date of this Agreement (or, if there has been a previous adjustment pursuant to this section, then the numerator will be the number of shares of BPOMS Common Stock and BPOMS Convertible Preferred Stock issued and outstanding and issuable, on a fully-diluted basis, as of the date of such previous adjustment), and (ii) the denominator of which is the aggregate of the number of shares of BPOMS Common Stock and shares of BPOMS Convertible Preferred Stock of all series issued and outstanding and issuable on a fully-diluted basis after the issuance of shares or other securities referred to in this paragraph (d).

(e)                                  The adjustments provided for in this Section 3.6 are cumulative and shall apply to successive reclassifications, recapitalizations, stock dividends, stock splits, combinations, exchanges or readjustments of shares or issuances of shares or other securities (without duplication).

(f)                                    No adjustment to any of the Exchange Ratios shall be required in connection with securities of HealthAxis or BPOMS issued pursuant to the exercise of any warrants, options or other rights which are outstanding as of the date of this Agreement or upon conversion of any convertible securities or exchange of any exchangeable securities outstanding as of the date of this Agreement.

(g)                                 In addition to such adjustments to the Exchange Ratios, when the Reverse Split is determined by the Board of Directors of HealthAxis as contemplated by Section 2.2(a)(v) hereof, the provisions set out in the HealthAxis Series B Certificate of Designations with respect to (i) the particular number of HealthAxis Series B Preferred Shares in Section 1 of the Certificate and the VWAP in paragraph 2(b) of the Certificate, (ii) the number of HealthAxis Series B Preferred Shares in paragraphs 3(a) and 3(c) of the Certificate, (iii) the Liquidation Preference Amount per share in Section 4 of the Certificate, (iv) the Closing Bid Price referred to in paragraph 5(c) of the Certificate, (v) the Conversion Price in paragraph 5(d) of the Certificate, and (vi) the number of HealthAxis Series B Preferred Shares referred to in Section 9 of the Certificate, will be adjusted appropriately based on the Reverse Split.

3.7                               Reservation of Shares

At or prior to the Effective Time, HealthAxis shall reserve for issuance the number of shares of HealthAxis Common Stock issuable upon conversion of the HealthAxis Series B Preferred Stock issued or to be issued pursuant to Section 3.3.  In addition, at or prior to the Effective Time, HealthAxis shall reserve for issuance the number of shares of HealthAxis Common Stock subject to (i) BPOMS Outstanding Investor Warrants assumed pursuant to Section 3.4(c) hereof and (ii) BPOMS Options and BPOMS Non-Investor Warrants assumed pursuant to Section 3.5(a) hereof.

3.8                               Dissenting BPOMS Stockholders.

Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL but only to the extent required thereby, shares of BPOMS Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders of such shares of BPOMS Common Stock who have properly exercised appraisal rights with respect thereto (the “Dissenting Common Stock”) in accordance with Section 262 of the DGCL will not be exchangeable for the right to receive the per share amount of the merger consideration described in Section 3.2(a) attributable to such shares of Dissenting Common Shares, and holders of such shares of Dissenting Common Stock will be entitled to receive payment of the appraised value of such shares of Dissenting Common Stock in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Dissenting Common Stock will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the merger consideration attributable to such shares of Dissenting Common Stock. Notwithstanding anything to the contrary contained in this Section 3.8, if the Merger is not consummated, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Common Stock pursuant to Section 262 of the DGCL shall cease. BPOMS will promptly comply with its obligations under Section 262 of the DGCL and will give HealthAxis prompt notice of any demands and withdrawals of such demands received by BPOMS for appraisals of shares of Dissenting Common Stock.

ARTICLE 4
EXCHANGE OF SHARES

4.1                               Exchange of Common Stock Certificates.

(a)                                  Prior to the Effective Time, HealthAxis shall designate either its transfer agent as of the date hereof or a bank or trust company as shall be reasonably acceptable to BPOMS, to act as Exchange Agent in connection with the Merger (the “Exchange Agent”). At or immediately prior to the Effective Time, HealthAxis will take all steps necessary to deposit with the Exchange Agent for the benefit of the holders of BPOMS Common Shares certificates representing the aggregate number of shares of HealthAxis Common Stock issuable pursuant to Section 3.2 in exchange for outstanding BPOMS Common Shares.

(b)                                 Promptly after the Effective Time, HealthAxis and the Surviving Corporation shall cause the Exchange Agent to mail to each Person who was a record holder, as of the Effective Time, of an outstanding certificate or certificates that immediately prior to the Effective Time represented BPOMS Common Shares (the “Certificates”), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing HealthAxis Common Shares. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing the number of whole shares of HealthAxis Common Stock to which such holder shall be entitled pursuant to Section 3.2, and (ii) any dividends or other distributions to which such holder is entitled pursuant to Section 4.1(c) (the HealthAxis Common Shares and cash paid pursuant to Section 4.1(c) being referred to, collectively, as the “Exchange Merger Consideration”) and such Certificate shall forthwith be canceled.  The holder of such Certificate may elect to receive uncertificated shares of HealthAxis Common Stock issued through the direct registration system instead of a physical certificate. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the transfer not be prohibited under applicable law and the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer as determined by the Exchange Agent, and that the Person requesting such payment shall pay any transfer, or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or established to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 4.1, each Certificate (other than Certificates representing Canceled BPOMS Common Shares and other than Certificates representing Dissenting Common Stock) shall represent for all purposes only the right to receive the Exchange Merger Consideration, without any interest thereon. In the event of a transfer of ownership of BPOMS Common Shares which is not registered in the stock transfer records of BPOMS, the Exchange Merger Consideration may be issued to such a transferee if the transfer is not prohibited under applicable law and the certificate representing BPOMS Common Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not payable.

(c)                                  No dividends or other distributions declared or made after the Effective Time with respect to shares of HealthAxis Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of HealthAxis Common Stock they are entitled to receive until the holder of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of HealthAxis Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of HealthAxis Common Stock.

(d)                                 After the Effective Time, there shall be no registration on the share transfer books of the Surviving Corporation of transfers of the BPOMS shares that were outstanding immediately prior to the Effective Time, and as of the Effective Time, the share ledger of BPOMS shall be closed. All Exchange Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this

Article 4 shall be deemed to have been paid in full satisfaction of all rights pertaining to the BPOMS Common Shares previously evidenced by Certificates. After the Effective Time, the holders of BPOMS Common Shares outstanding at the Effective Time shall cease to have any rights with respect to such BPOMS Common Shares except as provided herein or by applicable law. If, after the Effective Time, certificates evidencing BPOMS Common Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Exchange Merger Consideration as provided in this Article 4.

(e)                                  In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of HealthAxis Common Stock as may be required pursuant to Section 3.2 and any dividends or distributions payable pursuant to Section 4.1(c), provided, however, that HealthAxis may, in its discretion and as a condition precedent to the issuance and/or payment thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against HealthAxis, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

4.2                               Exchange of Preferred Stock Certificates and Penny Warrants.

(a)                                  Promptly after the Effective Time, HealthAxis shall mail to each Person who was a holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of BPOMS Series A Preferred Stock, BPOMS Series B Preferred Stock, BPOMS Series C Preferred Stock, BPOMS Series D Preferred Stock, BPOMS Series D-2 Preferred Stock or BPOMS Series F Preferred Stock (the “Preferred Certificates”) and to each person who was a holder, as of the Effective Time, of any BPOMS Series C Warrants or BPOMS Series D Warrants with an exercise price of $0.01 (the “BPOMS Penny Warrants”), a letter of transmittal (which shall specify that delivery shall be effected, and the risk of loss and title to the Preferred Certificates and the BPOMS Penny Warrants shall pass, only upon proper delivery of the Preferred Certificates and the BPOMS Penny Warrants to HealthAxis) and instructions for use in effecting the surrender of the Preferred Certificates and the BPOMS Penny Warrants in exchange for certificates evidencing shares of HealthAxis Common Stock or HealthAxis Series B Preferred Stock, as the case may be, as provided by Section 3.3 and 3.4. Upon surrender to HealthAxis of a Preferred Certificate and the BPOMS Penny Warrants, together with such letter of transmittal duly executed, and any other required documents, the holder of such Preferred Certificate and the BPOMS Penny Warrants shall be entitled to receive in exchange therefor a certificate representing the number of shares of HealthAxis Common Stock or HealthAxis Series B Preferred Stock to which such holder shall be entitled pursuant to Section 3.3 or 3.4 and such Preferred Certificate and the BPOMS Penny Warrants shall forthwith be cancelled. A holder entitled to receive a certificate representing HealthAxis Common Stock may elect to receive uncertificated shares of HealthAxis Common Stock issued through the direct registration system instead of a physical certificate.

(b)                                 In the event any Preferred Certificates and the BPOMS Penny Warrants shall have been lost, stolen or destroyed, HealthAxis shall issue in exchange for such lost, stolen or destroyed Preferred Certificates and the BPOMS Penny Warrants, upon the making of an affidavit of that fact by the holder thereof, such shares of HealthAxis Common Stock or HealthAxis Series B Preferred Stock as may be required pursuant to Section 3.3 or 3.4, provided, however, that HealthAxis may, in its discretion and as a condition precedent to the issuance and/or payment thereof, require the owner of such lost, stolen or destroyed Preferred Certificates and the BPOMS Penny Warrants to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against HealthAxis with respect to the Preferred Certificates and the BPOMS Penny Warrants alleged to have been lost, stolen or destroyed.

4.3                               Withholding Rights.

HealthAxis and the Surviving Corporation shall be entitled to deduct and withhold from the number of shares of HealthAxis Common Stock and HealthAxis Series B Preferred Stock otherwise deliverable under the Agreement such amounts as HealthAxis and the Surviving Corporation are required to deduct and withhold with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign tax law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of BPOMS Common Stock, BPOMS Series A Preferred Stock, BPOMS Series B Preferred Stock, BPOMS Series C Preferred Stock, BPOMS Series D Preferred Stock, BPOMS Series D-2 Preferred Stock, BPOMS Series F Preferred Stock, BPOMS Series C Warrant or BPOMS Series D Warrant in respect of which such deduction and withholding was made by HealthAxis and the Surviving Corporation.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BPOMS

BPOMS hereby represents and warrants to HealthAxis and Merger Sub as follows, except as set forth in (i) BPOMS’ Annual Report on Form 10-K for the year ending December 31, 2007 and any other BPOMS SEC Documents (as defined below) filed subsequent to December 31, 2007, and (ii) the written disclosure letter delivered at or prior to the execution hereof to HealthAxis (the “BPOMS Disclosure Letter”). The BPOMS Disclosure Letter shall be arranged in sections or subsections corresponding to the number and lettered sections and subsections contained in this Article 5. The disclosures in any section or subsection of the BPOMS Disclosure Letter shall qualify the correspondingly numbered representation and warranty and such other representations and warranties in this Article 5 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other representations and warranties.

5.1                               Organization; Good Standing; Authority; Compliance with Law.

(a)                                  BPOMS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted. BPOMS is duly licensed or qualified and is in good standing to transact business as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it therein or in which the nature of its business makes such qualification or licensing necessary, except where the failure to be so licensed or qualified would not have, individually or in the aggregate, a BPOMS Material Adverse Effect. For purposes of this Agreement, a “BPOMS Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations of BPOMS and the BPOMS Subsidiaries (as defined in Section 5.4) taken as a whole.

(b)                                 Each of the BPOMS Subsidiaries is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate, partnership or limited liability company power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to transact business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a BPOMS Material Adverse Effect.

(c)                                  The business of BPOMS and the BPOMS Subsidiaries is being operated in compliance with all laws, ordinances, regulations and orders of all governmental entities, except for violations that would not have, individually or in the aggregate, a BPOMS Material Adverse Effect. BPOMS and the BPOMS Subsidiaries have all permits, certificates, licenses, approvals, consents and other authorizations (collectively, “Government Approvals”) of all governmental agencies, entities, commissions, boards, bureaus, tribunals, officials or authorities, whether Federal, state or local (collectively, “Governmental Agencies”), required by law with respect to the operation of their businesses, except those the absence of which would not, individually or in the aggregate, have a BPOMS Material Adverse Effect or prevent or delay consummation of the Merger. All such Government Approvals are in full force and effect, and, BPOMS and the BPOMS Subsidiaries are in compliance with all conditions and requirements of the Government Approvals and with all rules and regulations relating thereto, other than failures that would not have a BPOMS Material Adverse Effect. BPOMS has not received any notices of violations of any Federal, state and local laws, regulations and ordinances relating to its business, operations or assets which, if it were determined that a violation had occurred, would have a BPOMS Material Adverse Effect.

(d)                                 The certificate of incorporation or other charter documents, bylaws and organizational documents (and in each such case, all amendments thereto) of BPOMS and each of the BPOMS Subsidiaries which carries on any active business are listed in Section 5.1(d) of the BPOMS Disclosure Letter, true and correct copies of which have previously been delivered to HealthAxis or its counsel.

5.2                               Authorization, Validity and Effect of Agreements.

BPOMS has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of BPOMS has taken all necessary corporate action required to be taken by it to approve this Agreement, the Merger, and the transactions contemplated by this Agreement. The execution by BPOMS of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate action on the part of BPOMS, subject to the approvals described in Section 5.2 of the BPOMS Disclosure Letter. This Agreement constitutes the valid and legally binding obligation of BPOMS, enforceable against BPOMS in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

5.3                               Capitalization.

(a)                                  The authorized capital stock of BPOMS consists of 150,000,000 shares of BPOMS Common Stock and 28,135,816 shares of preferred stock, par value $0.001 per share, of which 2,308,612 shares are designated as Series A (the “BPOMS Series A Preferred Shares”), 1,449,204 shares are designated as Series B (the “BPOMS Series B Preferred Shares”), 21,378,000 shares are designated as Series C (the “BPOMS Series C Preferred Shares”), 1,500,000 shares are designated as Series D (the “BPOMS Series D Preferred Shares”), 1,500,000 shares are designated as Series D-2 (the “BPOMS Series D-2 Preferred Shares”) and 1,300,000 shares are designated as Series F (the “BPOMS Series F Preferred Shares”).  As of the date hereof, there are 12,671,034 BPOMS Common Shares issued and outstanding, 1,808,163 BPOMS Series A Preferred Shares issued and outstanding, 1,449,204 BPOMS Series B Preferred Shares issued and outstanding, 916,666 BPOMS Series C Preferred Shares issued and outstanding, 1,427,084 BPOMS Series D Preferred Shares issued and outstanding, 1,312,500 BPOMS Series D-2 Preferred Shares issued and outstanding and 894,942 BPOMS Series F Preferred Shares issued and outstanding.  All outstanding shares of BPOMS are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of BPOMS or any agreement to which BPOMS is a party or by which it is bound, and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof or under applicable federal or state securities or “blue sky” laws.

(b)                                 Except as set forth in Section 5.3 of the BPOMS Disclosure Letter, BPOMS has no outstanding bonds, debentures, notes or other obligations the holders of which have or upon the happening of certain events would have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of BPOMS on any matter.

(c)                                  Except for the BPOMS options and BPOMS warrants described in Section 5.3 of the BPOMS Disclosure Letter, there are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements, stock appreciation rights or similar derivative securities or instruments or commitments which obligate BPOMS to issue, transfer or sell any BPOMS Shares or make any payments in lieu thereof. Section 5.3 of the BPOMS Disclosure Letter contains a complete and correct list setting forth as of the date hereof (i) the number of options and warrants outstanding (setting forth for each option the plan under which it was granted and for each warrant whether it is a BPOMS Series A Warrant, BPOMS Series B Warrant, BPOMS Series C Warrant, BPOMS Series D Warrant or BPOMS Non-Investor Warrant), (ii) the dates on which such options or warrants were granted, (iii) the dates on which such options or warrants shall vest and expire and (iv) the exercise or conversion price of each outstanding option or warrant, as the case may be.  The terms of the BPOMS Options, the BPOMS Outstanding Investor Warrants and the BPOMS Non-Investor Warrants permit the assumption or substitution of rights to purchase HealthAxis Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities or BPOMS stockholders. Except for such assumption or substitution, neither the entry into this Agreement nor the consummation of the transactions contemplated hereby will affect the vesting or other terms of the BPOMS Options, BPOMS Outstanding Investor Warrants or the BPOMS Non-Investor Warrants.  BPOMS does not have outstanding any shares of restricted stock subject to vesting. All outstanding securities of BPOMS and each BPOMS Subsidiary have been issued and granted in compliance in all material respects with (i) all applicable securities laws and (ii) all requirements set forth in all applicable contracts.  The shares of BPOMS Common Stock issued under options or warrants were issued in transactions which qualified for exemptions under either Section 4(2) of, or Rule 701 under, the Securities Act for stock issuances under compensatory benefit plans.

(d)                                 Except as set forth in Section 5.3 of the BPOMS Disclosure Letter, there are no agreements or understandings to which BPOMS or any BPOMS Subsidiary is a party with respect to the voting of any BPOMS Shares or which restrict the transfer of any such shares, nor does BPOMS have knowledge of any such agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares.  Except as set forth in Section 5.3 of the BPOMS Disclosure Letter, there are no outstanding contractual obligations of BPOMS or any BPOMS Subsidiary to register under the securities laws of any jurisdiction or to repurchase, redeem or otherwise acquire any BPOMS Shares or any other securities of BPOMS or any BPOMS Subsidiary.

(e)                                  Materially true and complete copies of all agreements and instruments relating to the securities described above and in Section 5.3 of the BPOMS Disclosure

Letter, or forms thereof, have been provided to HealthAxis and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided to HealthAxis.

(f)                                    Set forth below is a summary of all securities of any type of BPOMS (including all shares, options, warrants, calls, subscriptions, convertible securities or other rights, agreements, stock appreciation rights, or derivative securities or instruments or commitments which obligate BPOMS to issue, transfer or sell any securities) that are outstanding as of the date hereof, which are separately categorized to indicate the number of such securities outstanding and the number of shares of BPOMS Common Stock (or any other indicated class of securities) into which they are convertible or exercisable:

Security	Number Outstanding	Shares Into Which Convertible/Exercisable

BPOMS Common Stock	12,671,034	12,671,034
BPOMS Series A Preferred Shares	1,808,163	1,808,163
BPOMS Series B Preferred Shares	1,449,204	1,449,204
BPOMS Series C Preferred Shares	916,666	0
BPOMS Series D Preferred Shares	1,427,083.8	22,833,341
BPOMS Series D-2 Preferred Shares	1,312,499.9	20,999,998
BPOMS Series F Preferred Shares	894,942	22,373,550

BPOMS Options	15,002,954	15,002,954

BPOMS Series A Warrants	1,666,667	1,666,667
BPOMS Series B Warrants	3,333,334	3,333,334
BPOMS Series C Warrants	10,000,001	10,000,001
BPOMS Series D Warrants (with $1.10 exercise price)	1,000,000	1,000,000
BPOMS Series D Warrants (with $0.01 exercise price)	9,333,327	9,333,327
BPOMS Series J Warrants	0	0
BPOMS Non-Investor Warrants	2,078,261	2,078,261

5.4                               Subsidiaries.

Section 5.4 of the BPOMS Disclosure Letter lists all Subsidiaries (as defined in Section 10.13) of BPOMS which carry on any active business (the “BPOMS Subsidiaries” and, individually, a “BPOMS Subsidiary”). BPOMS owns directly or indirectly all of the outstanding shares of capital stock or other equity interests of each of the BPOMS Subsidiaries. All of the outstanding shares of capital stock in each of the BPOMS Subsidiaries are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 5.4 of the BPOMS Disclosure Letter, all of the outstanding shares of capital stock of each of the BPOMS

Subsidiaries owned, directly or indirectly, by BPOMS are owned free and clear of all liens, pledges, security interests, claims or other encumbrances. Except as set forth in Section 5.4 of the BPOMS Disclosure Letter, there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate BPOMS or any BPOMS Subsidiary to issue, transfer or sell any shares of capital stock of any BPOMS Subsidiary. The following information for each BPOMS Subsidiary is set forth in Section 5.4 of the BPOMS Disclosure Letter: (i) its name and jurisdiction of incorporation, (ii) its authorized capital stock and (iii) its outstanding capital stock.

5.5                               Other Interests.

Except for interests in the BPOMS Subsidiaries, neither BPOMS nor any BPOMS Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short term investment securities).

5.6                               No Violation.

Except as set forth in Section 5.6 of the BPOMS Disclosure Letter, neither the execution and delivery by BPOMS of this Agreement nor the consummation by BPOMS of the transactions contemplated by this Agreement in accordance with its terms will: (i) conflict with or result in a breach of any provisions of BPOMS’ Certificate of Incorporation or Bylaws; (ii) violate, result in a breach of any provision of, or constitute a default under, or require any approval or consent under or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by or result in a material adverse change to, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties owned or leased by BPOMS or the BPOMS Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument to which BPOMS or any of the BPOMS Subsidiaries is a party, or by which BPOMS or any of the BPOMS Subsidiaries or any of the properties owned or leased by BPOMS or the BPOMS Subsidiaries is bound or affected, except for any of the foregoing matters in this clause which, individually or in the aggregate, would not have a BPOMS Material Adverse Effect and would not reasonably be expected to prevent, materially alter or materially delay any of the transactions contemplated by this Agreement; (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, injunction, order or decree binding upon or applicable to BPOMS or any BPOMS Subsidiary; or (iv) other than the filings provided for in this Agreement, required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act or applicable state securities and “Blue Sky” laws (collectively, the “Regulatory Filings”), require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority which has not been obtained or made, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a BPOMS Material Adverse Effect and could not reasonably be expected to prevent, materially alter or materially delay any of the transactions contemplated by this Agreement.

5.7                               SEC Filings; Financial Statements.

(a)                                  In this Agreement, all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by BPOMS with the SEC since December 15, 2006 are called the “BPOMS SEC Documents”.  BPOMS has delivered to HealthAxis accurate and complete copies of all BPOMS SEC Documents, other than any BPOMS SEC Documents which can be obtained on the SEC’s website at www.sec.gov. Except as set forth on Section 5.7(a) of the BPOMS Disclosure Letter or as would not have a BPOMS Material Adverse Effect, all statements, reports, schedules, forms and other documents required to have been filed by BPOMS with the SEC within the twelve-month period preceding the date of this Agreement have been duly filed on a timely basis. None of the BPOMS Subsidiaries is required to file any documents with the SEC under the Exchange Act. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the BPOMS SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the BPOMS SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the BPOMS SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable laws or rules of applicable governmental and regulatory authorities.

(b)                                 Except as described in the BPOMS SEC Documents, (i) BPOMS maintains disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act, and (ii) such disclosure controls and procedures are designed to ensure that all material information concerning BPOMS is made known on a timely basis to the individuals responsible for the preparation of BPOMS’ filings with the SEC and other public disclosure documents.

(c)                                  The financial statements (including any related notes) contained or incorporated by reference in the BPOMS SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles (“GAAP”) (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-QSB of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present the consolidated financial position of BPOMS and the BPOMS Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of BPOMS and the BPOMS Subsidiaries for the periods covered thereby.

(d)                                 BPOMS’ auditor has at all required times since the date of enactment of the Sarbanes-Oxley Act been: (i) to the knowledge of BPOMS, a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to BPOMS and the BPOMS Subsidiaries within the meaning of Regulation S-X under the Exchange Act; and (iii) to the knowledge of BPOMS, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. Section 5.7(d) of the BPOMS Disclosure Letter contains an accurate and complete description of all non-audit services performed by BPOMS’ auditors for BPOMS and the BPOMS Subsidiaries since December 15, 2006 and the fees paid for such services. All such non-audit services were approved as required by Section 202 of the Sarbanes-Oxley Act.

(e)                                  Section 5.7(e) of the BPOMS Disclosure Letter lists, and BPOMS has delivered to HealthAxis accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by BPOMS since December 15, 2006.

5.8                               Litigation.

Except as set forth in Section 5.8 of the BPOMS Disclosure Letter, there are (i) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which BPOMS or any BPOMS Subsidiary is a party or by which any of its properties or assets are bound or likely to be affected and (ii) no actions, suits or proceedings pending against BPOMS or any BPOMS Subsidiary or to which any of their respective properties or assets are subject or, to the knowledge of BPOMS, threatened against BPOMS or any BPOMS Subsidiary or to which any of their respective properties or assets are subject, at law or in equity, that in each such case could, individually or in the aggregate, have a BPOMS Material Adverse Effect.

5.9                               Absence of Certain Changes.

Except as set forth in Sections 5.7(c) or 5.9 of the BPOMS Disclosure Letter or the BPOMS SEC Documents, since December 31, 2007, BPOMS and the BPOMS Subsidiaries have conducted their business only in the ordinary course of such business and consistent with past practices and there has not been any:

(a)                                  BPOMS Material Adverse Effect;

(b)                                 amendment or change in the Certificate of Incorporation or By-Laws of BPOMS or in any similar organizational documents of any BPOMS Subsidiaries, other than as contemplated by this Agreement;

(c)                                  incurrence, creation or assumption by BPOMS or any of the BPOMS Subsidiaries of (i) any mortgage, deed of trust, security interest, pledge, lien, title retention device, collateral assignment, claim, charge, restriction or other encumbrance of any kind on any of the assets or properties of BPOMS or any of the BPOMS Subsidiaries; or (ii) any obligation or liability of any indebtedness for borrowed money;

(d)                                 issuance or sale of any debt or equity securities of BPOMS or any of the BPOMS Subsidiaries, or the issuance or grant of any options, warrants or other rights to acquire from BPOMS or any of the BPOMS Subsidiaries, directly or indirectly, any debt or equity securities of BPOMS or any of the BPOMS Subsidiaries (other than the shares issued and options authorized as part of the BPOMS Pre-Merger Steps as contemplated by this Agreement);

(e)                                  purchase, license, sale, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of the assets, properties or goodwill of BPOMS other than a license or sale of any product or products of BPOMS or any of the BPOMS Subsidiaries made in the ordinary course of BPOMS’ business;

(f)                                    payment or discharge by BPOMS or any of the BPOMS Subsidiaries of any security interest, lien, claim, or encumbrance of any kind on any asset or property of BPOMS or any of the BPOMS Subsidiaries, or the payment or discharge of any liability that was not either shown or reflected in the BPOMS SEC Documents or incurred in the ordinary course of BPOMS’ business after December 31, 2007 and was in an amount in excess of $150,000 for any single liability to a particular creditor;

(g)                                 damage, destruction or loss of any property or asset, whether or not covered by insurance, having (or likely with the passage of time to have) a BPOMS Material Adverse Effect;

(h)                                 declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of BPOMS, any split, combination or recapitalization of the capital stock of BPOMS or any direct or indirect redemption, purchase or other acquisition of the capital stock of BPOMS or any change in any rights, preferences, privileges or restrictions of any outstanding security of BPOMS, other than as contemplated by this Agreement;

(i)                                     increase in the compensation payable or to become payable to any of the officers, directors or employees of BPOMS or any of the BPOMS Subsidiaries, or any bonus or pension, insurance or other benefit payment or arrangement (including without limitation stock awards, stock option grants, stock appreciation rights or stock option grants other than issuance of stock options as part of the BPOMS Pre-Merger Steps) made to or with any of such officers, directors or employees, other than increases in base salary for employees (excluding senior management employees) in the ordinary course of business and consistent with past practice;

(j)                                     obligation or liability incurred by BPOMS or any of the BPOMS Subsidiaries to any of its officers, directors or stockholders except for normal and customary compensation and expense allowances payable to officers in the ordinary course of BPOMS’ business consistent with past practice and except in connection with the BPOMS Pre-Merger Steps;

(k)                                  making by BPOMS or any of the BPOMS Subsidiaries of any loan, advance or capital contribution to, or any investment in, any officer, director, employee or stockholder of BPOMS or of any BPOMS Subsidiary or any firm or business enterprise in which any such Person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

(l)                                     entering into, amendment of, relinquishment, termination or non-renewal by BPOMS or any BPOMS Subsidiary of any contract, lease, transaction, commitment or other right or obligation other than in the ordinary course of its business, or any written or oral indication or assertion by the other party thereto of any problems with BPOMS’ or any BPOMS Subsidiary’s services or performance under such contract, lease, transaction, commitment or other right or obligation having a BPOMS Material Adverse Effect, or of such other party’s demand to amend, terminate or not renew any such contract, lease, transaction, commitment or other right or obligation which would be likely to have a BPOMS Material Adverse Effect;

(m)                               material change in the manner in which BPOMS or any BPOMS Subsidiary extends discounts, credits or warranties to customers or otherwise deals with its customers;

(n)                                 entering into by BPOMS or any of the BPOMS Subsidiaries of any transaction, contract or agreement that by its terms requires or contemplates a required minimum current and/or future financial commitment, expenses (inclusive of overhead expenses) or obligation on the part of BPOMS or any of the BPOMS Subsidiaries involving in excess of $150,000, excluding legal and accounting fees associated with this Agreement and the transactions contemplated hereby) or that is not entered into in the ordinary course of BPOMS’ business, or the conduct of any business or operations by BPOMS or any BPOMS Subsidiary that is other than in the ordinary course of BPOMS’ or such BPOMS Subsidiary’s business; or

(o)                                 license, transfer or grant of a right under any BPOMS Intellectual Property (as defined in Section 5.18 below), other than those licensed, transferred or granted in the ordinary course of business consistent with its past practices.

5.10                        Taxes.

Except as set forth in Section 5.10 of the BPOMS Disclosure Letter or where such failure would not have, individually or in the aggregate, a BPOMS Material Adverse Effect:

(a)                                  BPOMS and each of the BPOMS Subsidiaries has paid or caused to be paid all federal, state, local, foreign, and other taxes, and all deficiencies, or other additions to tax, interest, fines and penalties (collectively, “Taxes”), owed or accrued by it and due and payable through the date hereof (including any Taxes payable pursuant to Treasury Regulation § 1.1502-6 and any similar state, local or foreign provision).

(b)                                 BPOMS and each of the BPOMS Subsidiaries has timely filed all federal, state, local and foreign tax returns (collectively “Tax Returns”) required to be filed by any of them through the date hereof, and all such returns accurately set forth the amount of any Taxes relating to the applicable period.

(c)                                  BPOMS and each of the BPOMS Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other party.

(d)                                 The financial statements included in the BPOMS SEC Documents reflect adequate reserves for Taxes payable by BPOMS and each BPOMS Subsidiary for all taxable periods and portions thereof through the date of such financial statements.

(e)                                  Since December 31, 2007, each of BPOMS and the BPOMS Subsidiaries has made sufficient accrual for Taxes in accordance with GAAP with respect to periods for which Tax Returns have not been filed.  All liabilities for Taxes attributable to the period commencing on the day following the filing date of the most recently filed BPOMS SEC Documents were incurred in the ordinary course of business.

(f)                                    There are no outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due from BPOMS or any BPOMS Subsidiary for any taxable period and there have been no deficiencies proposed, assessed or asserted for such Taxes.

(g)                                 There are no closing agreements that could affect Taxes of BPOMS or any BPOMS Subsidiary for periods after the Effective Time pursuant to Section 7121 of the Code or any similar provision under state, local or foreign tax laws.

(h)                                 No audit or other proceedings by any court, governmental or regulatory authority or similar authority relating to Taxes has occurred, been asserted or is pending and none of BPOMS or any BPOMS Subsidiary has received notice that any such audit or proceeding may be commenced.

(i)                                     No election has been made or filed by or with respect to, and no consent to the application of, Section 341(f)(2) of the Code has been made by or with respect to, BPOMS, any BPOMS Subsidiary or any of their properties or assets.

(j)                                     None of BPOMS or any BPOMS Subsidiary has agreed to, or filed application for, or is required, to make any changes or adjustment to its accounting method.

(k)                                  Except as set forth in Section 5.10(k) of the BPOMS Disclosure Letter, there is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by BPOMS or any BPOMS Subsidiary by reason of Section 280G or Section 162(m) of the Code.

(l)                                     Neither BPOMS nor any BPOMS Subsidiary has (i) been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes, other than the group of which BPOMS is the common parent or (ii) any liability for or in respect of the Taxes of, or determined by reference to the Tax liability of, another Person (other than BPOMS or any BPOMS Subsidiary) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(m)                               Neither BPOMS nor any BPOMS Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(n)                                 Neither BPOMS nor any BPOMS Subsidiary is a party to any agreement providing for the allocation, indemnification, or sharing of Taxes other than any such agreement to which BPOMS or any BPOMS Subsidiary are the exclusive parties.

BPOMS has not taken any action or engaged in any activities that would preclude the treatment of the Merger as a reorganization under Section 368(a) of the Code.  In addition, BPOMS has no plan or intention to take any action or engage in any activities that would preclude the treatment of the Merger as a reorganization of under Section 368(a) of the Code.

5.11                        Books and Records.

(a)                                  The books of account and other financial records of BPOMS and each of the BPOMS Subsidiaries are true, complete and correct in all material respects, and have been maintained in accordance with good business practices, since December 15, 2006.

(b)                                 The minute books and other records of BPOMS and each of the BPOMS Subsidiaries contain accurate records of all meetings and accurately reflect all other action of the stockholders and Board of Directors and any committees of the Board of Directors of BPOMS and each of the BPOMS Subsidiaries since December 15, 2006.

5.12                        Properties.

(a)                                  Section 5.12 (a) of the BPOMS Disclosure Letter sets forth a list of all real property currently, or since December 15, 2006, owned or leased by BPOMS or any of the BPOMS Subsidiaries, and, with respect to all real property currently leased by BPOMS or any of the BPOMS Subsidiaries, the location of the property, the unexpired term of the lease and the aggregate annual rental and/or other fees payable under any such lease. All such current leases are, to the knowledge of BPOMS, in full force and effect, are valid and effective in accordance with their respective terms, and there is not to the knowledge of BPOMS any existing material default or event of default under any such lease (or event which with notice or lapse of time, or both, would constitute such a material default).

(b)                                 BPOMS and each of the BPOMS Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, except as reflected in the BPOMS SEC Documents or in Section 5.12(b) of the BPOMS Disclosure Letter and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

5.13                        Environmental Matters.

Except as set forth in Section 5.13 of the BPOMS Disclosure Letter, neither BPOMS nor any of the BPOMS Subsidiaries is in violation of any laws, regulations, judgments or consent decrees relating to hazardous substances or hazardous waste (collectively, “Environmental Laws”) which violation could reasonably be expected to result in a BPOMS Material Adverse Effect. Except as set forth in Section 5.13 of the BPOMS Disclosure Letter, neither BPOMS, any of the BPOMS Subsidiaries, nor, to the knowledge of BPOMS, any third party, has used, released, discharged, generated, manufactured, produced, stored, or disposed of in, on, or under or about its owned or leased property or other assets, or transported thereto or therefrom, any hazardous substances or hazardous wastes, including asbestos, lead and petroleum, during the period of BPOMS’ or the BPOMS Subsidiary’s ownership or lease of such property in a manner that could reasonably be expected to subject BPOMS or any BPOMS Subsidiary to a material liability under the Environmental Laws. None of BPOMS or any of the BPOMS Subsidiaries has received written notice from any governmental authority that any property owned or leased by BPOMS or any of the BPOMS Subsidiaries is in violation of any Environmental Laws. There is no pending civil, criminal or administrative suit or other legal proceeding against BPOMS or any of the BPOMS Subsidiaries with respect to any Environmental Laws. BPOMS has provided HealthAxis complete copies of all environmental reports, assessments and studies in BPOMS’ possession and control with respect to properties owned or leased by BPOMS or any BPOMS Subsidiary. As used in this Agreement, the terms “hazardous substances” and “hazardous wastes” shall have the meanings set forth in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and the regulations thereunder; the Resource

Conservation and Recovery Act, as amended, and the regulations thereunder; the Federal Clean Water Act, as amended, and the regulations thereunder; the Clean Air Act, 42 U.S.C. Sections 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 11001 et seq.; the Occupational Safety and Health Act of 1970; the Hazardous Materials Transportation Act, as amended by the Hazardous Materials Transportation Authorization Act of 1994, 49 U.S.C. Sections 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq.; the Oil Pollution Act of 1990,33 U.S.C. Sections 2701 et seq.; as each of these may be amended from time to time; and any and state or local analogues to any of these statutes.

5.14                        Brokers.

Except as set forth on Section 5.14 of the BPOMS Disclosure Letter, neither BPOMS nor any of the BPOMS Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm that may result in the obligation of such entity or HealthAxis or the Surviving Corporation to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. BPOMS is not aware of any claim for payment of any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby other than as set forth in Section 5.14 of the BPOMS Disclosure Letter.

5.15                        Related Party Transactions.

Except as set forth in the BPOMS SEC Documents or the BPOMS Disclosure Letter, since December 31, 2007, no event has occurred that would be required to be reported by BPOMS pursuant to Item 404 of Regulation S-B promulgated under the Securities Act.

5.16                        Contracts and Commitments.

(a)                                  Except as filed with the BPOMS SEC Documents or as set forth in Section 5.16(a) of the BPOMS Disclosure Letter, neither BPOMS nor any of the BPOMS Subsidiaries has, or is party to or is bound by:

(i)                                     any consulting agreement, contract or commitment under which any firm or other organization provides consulting services to BPOMS or any of the BPOMS Subsidiaries, other than in the ordinary course of business and consistent with past practice;

(ii)                                  any fidelity or surety bond or completion bond;

(iii)                               any guaranty of the obligations of a third party;

(iv)                              any agreement, contract, commitment, transaction or series of transactions for any purpose other than in the ordinary course of BPOMS’ or any of the BPOMS Subsidiaries’ business relating to capital expenditures or commitments or long term obligations in excess of $150,000;

(v)                                any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of BPOMS’ or any of the BPOMS Subsidiaries’ business;

(vi)                             any mortgages, indentures, loans or credit agreements, security agreements or other arrangements or instruments relating to the borrowing of money or extension of credit, including capital leases and also guaranties referred to in clause (iii) hereof;

(vii)                          any purchase order or contract for the purchase of inventory or other materials involving $150,000 or more;

(viii)                      any assignment, license or other agreement with respect to any form of intangible property, excluding agreements made in the ordinary course of business;

(ix)                             any agreement, contract or commitment that involves $150,000 or more or is not cancellable without penalty upon 30 days notice, excluding agreements made in the ordinary course of business;

(x)                                any agreement or contract involving the sharing of profits and losses by BPOMS or any of the BPOMS Subsidiaries with any other Person;

(xi)                             any contract containing covenants that restrict or limit the ability of BPOMS or any BPOMS Subsidiaries to engage in any line of business or compete with any person; or

(xii)                          any “material contracts” within the meaning set forth in Item 601(b)(10) of Regulation S-B  promulgated under the Securities Act.

The contracts and other documents referred to in (i) through (xii) above and all contracts and documents required to be filed with any BPOMS SEC Documents shall be referred to herein as “BPOMS Contracts”.

(b)                                 Except as would not individually or in the aggregate have a BPOMS Material Adverse Effect, all BPOMS Contracts are valid and binding on BPOMS and, to the best of the knowledge of BPOMS, on the other parties thereto, and are in full force and effect and enforceable against BPOMS and, to the best of the knowledge of BPOMS, against the other parties thereto, in accordance with their respective terms. Except as disclosed in Section 5.16(b) of the BPOMS Disclosure Letter, no approval or consent of, or notice to any Person the failure of which to obtain would have a BPOMS Material Adverse Effect is needed in order that the BPOMS Contracts shall continue in full force and effect in accordance with their terms without penalty, acceleration or rights of early termination following the consummation of the transactions contemplated by this Agreement. Except to the extent any of the following would not individually or in the aggregate have a BPOMS Material Adverse Effect, BPOMS is not in violation of, breach of or default under any BPOMS Contract nor, to BPOMS’ knowledge, is any other party to any BPOMS Contract. Except as set forth in Section 5.16 of the BPOMS Disclosure Letter, BPOMS is not in violation or breach of or default under any BPOMS Contract (including leases of real property) relating to non-competition, indebtedness, guarantees of indebtedness of any other Person, employment, or collective bargaining.

5.17                        Employee Matters and Benefit Plans.

(a)                                  With the exception of the definition of “Affiliate” set forth in Section 5.17(a)(i) below (which definition shall apply only to this Section 5.17 and Section 6.17), for purposes of this Agreement, the following terms shall have the meanings set forth below:

(i)                                     “Affiliate” shall mean any other Person under common control with or otherwise required to be aggregated with a Person or any Subsidiary of such Person as set forth in Section 414(b), (c), (m) or (0) of the Code and the regulations thereunder;

(ii)                                  “Employee” shall mean any current, former or retired employee, officer, or director of a Person or any Subsidiary or any Affiliate of such Person;

(iii)                               “Employee Agreement” shall refer to any material management, employment, severance, consulting, relocation, repatriation, expiration, visas, work permit or similar agreement or contract between a Person or any Subsidiary or Affiliate of such Person and any Employee or consultant that is not an Employee Plan;

(iv)                              “Employee Plan” shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded and whether or not legally binding, including without limitation, each “employee benefit plan” within the meaning of Section 3(3) of ERISA (as defined below), which is or has been maintained, contributed to, or required to be contributed to, by a Person or any of its Subsidiaries or any Affiliate for the benefit of any “Employee.” and pursuant to which such Person or any of its Subsidiary or any Affiliate has or may have any material liability contingent or otherwise;

(v)                                 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(vi)                              “IRS” shall mean the Internal Revenue Service;

(vii)                           “Multiemployer Plan” shall mean any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Sections 3(37) and 4001 (a)(3) of ERISA; and

(viii)                        “Pension Plan” shall refer to each BPOMS and Subsidiary Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b)                                 Section 5.17(b) of the BPOMS Disclosure Letter contains an accurate and complete list of each Employee Agreement of BPOMS and Employee Plan of BPOMS. No benefits under any Employee Agreement or Employee Plan of BPOMS will be increased, or subject to accelerated vesting, by the occurrence of any of the transactions contemplated by this Agreement, nor will the value of any of the benefits thereunder be calculated on the basis of any transactions contemplated by this Agreement. Except as set forth in Section 5.17(b) of the BPOMS Disclosure Letter, neither BPOMS nor any of its Subsidiaries or Affiliates has any announced plan or commitment, whether legally binding or not, to establish any new Employee Plan or Employee Agreement, to modify any Employee Agreement (except to the extent required by law or to conform any such Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to HealthAxis in writing, or as required by this Agreement), or to enter into any Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

(c)                                  BPOMS has provided to HealthAxis correct and complete copies of all material documents embodying or relating to each Employee Agreement and Employee Plan, including:  (i) all amendments thereto; (ii) the most recent annual actuarial valuations, if any, prepared for each BPOMS Employee Plan; (iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each BPOMS Employee Plan or related trust; (iv) if the BPOMS Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each BPOMS Employee Plan; (vi) all IRS determination letters and rulings relating to BPOMS Employee Plans and copies of all applications and correspondence to or from the IRS or DOL with respect to any BPOMS Employee Plan; and (vii) all communications material to any Employee or Employees relating to any BPOMS Employee Plan and any proposed BPOMS Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to BPOMS or any BPOMS Subsidiary.

(d)                                 Except as set forth in Section 5.l7(d) of the BPOMS Disclosure Letter:

(i)                                     BPOMS and each of the BPOMS Subsidiaries and Affiliates has performed in all material respects all obligations required to be performed by them under each BPOMS Employee Plan, and each BPOMS Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code;

(ii)                                  no “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA for which no class or statutory exemption is available, has occurred with respect to any BPOMS Employee Plan;

(iii)                               there are no material actions, suits or claims pending or, to the knowledge of BPOMS, threatened or anticipated (other than routine claims for benefits) against any BPOMS Employee Plan or against the assets of any BPOMS Employee Plan;

(iv)                              such BPOMS Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to BPOMS or any of the BPOMS Subsidiaries or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event);

(v)                                 there are no audits, inquiries or proceedings pending or, to the knowledge of BPOMS, threatened by the IRS or DOL with respect to any BPOMS Employee Plan;

(vi)                              neither BPOMS nor any of the BPOMS Subsidiaries is subject to any penalty or tax with respect to any BPOMS Employee Plan under Section 402(i) of ERISA or Section 4975 through 4980 of the Code; and

(vii)                           all contributions, including any top heavy contributions, required to be made prior to the Closing by BPOMS or any Affiliate to any Employee Plan have been made or shall be made on or before the Closing Date.

(e)                                  Neither BPOMS nor any of the BPOMS Subsidiaries or Affiliates currently maintain, sponsor, participate in or contribute to, nor have they ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(f)                                    At no time has BPOMS or any of the BPOMS Subsidiaries or Affiliates contributed to or been requested or obligated to contribute to any Multiemployer Plan.

(g)                                 Except as set forth in Section 5.17(g) of the BPOMS Disclosure Letter or as required by local, state or federal law, no Employee Plan or Employee Agreement to which BPOMS is a party provides, or is required to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, and BPOMS and each of the BPOMS Subsidiaries has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group)

that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment.

(h)                                 The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Agreement, Employee Plan, trust or loan that will or may result in any payment (whether of severance payor otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, except as set forth in Schedule 5.17(h) of the BPOMS Disclosure Letter.

(i)                                     Except as set forth in Section 5.l7(i) of the Disclosure Letter, BPOMS and each of the BPOMS Subsidiaries (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees except as would not have a BPOMS Material Adverse Effect; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(j)                                     No work stoppage or labor strike against BPOMS or any BPOMS Subsidiary is pending or, to the knowledge of BPOMS, threatened. Neither BPOMS nor any of the BPOMS Subsidiaries is involved in or, to the knowledge of BPOMS, threatened with, any labor dispute, grievance, administrative proceeding or litigation relating to labor, safety, employment practices or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, have a BPOMS Material Adverse Effect. Neither BPOMS nor any of the BPOMS Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act that would, individually or in the aggregate, directly or indirectly have a BPOMS Material Adverse Effect. Neither BPOMS nor any of the BPOMS Subsidiaries or Affiliates has ever been a party to any agreement with any labor organization or union, and none of the BPOMS Employees are represented by any labor organization or union, nor have any BPOMS Employees threatened to organize or join a union or filed a petition for representation with the National Labor Relations Board.

(k)                                  There are no (i) bonus or severance payments that could be payable to Employees of BPOMS under existing Employee Agreements on account of the transactions contemplated by this Agreement (without regard to termination of employment), or (ii) severance obligations that could be payable to Employees of BPOMS under existing Employee Agreements on account of terminations of employment following the Effective Time, except as disclosed in Section 5.17(k) of the BPOMS Disclosure Letter.

(l)                                     The employment agreements contemplated by Section 8.1(d) hereof shall in all respects be excepted from the representations set forth in this Section 5.17.

5.18                        Intellectual Property.

(a)                                  For the purposes of this Agreement, the following terms have the following definitions:

(i)                                     “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (a) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, customer lists, proprietary processes and formulae, all source and object code, algorithms, architectures, structures, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records; (c) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (t) all proprietary databases and data collections and all rights therein throughout the world; and (g) any equivalent rights to any of the foregoing anywhere in the world.

(ii)                                  “BPOMS Intellectual Property” shall mean that Intellectual Property owned by or licensed to or controlled by BPOMS or any of the BPOMS Subsidiaries.

(iii)                               “BPOMS Registered Intellectual Property” means those United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks or service marks, intent to use applications, or other registrations or applications related to trademarks or service marks; and (c) registered copyrights and applications for copyright registration, owned by BPOMS.

(iv)                              “Utilize” or “Utilization” means to make, manufacture, use, market, import, export, distribute, sell, dispose, assign, license, develop, publish, display, modify and/or amend.

(b)                                 Section 5.18(b) of the BPOMS Disclosure Letter lists all material proceedings or actions known to BPOMS before any court, tribunal (including the United States Patent and Trademark Office (“PTO”) or equivalent authority anywhere in the world) related to any BPOMS Intellectual Property. No BPOMS Intellectual Property is the subject of any outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by BPOMS or any of the BPOMS Subsidiaries, or which may affect the validity, use or enforceability of any BPOMS Intellectual Property.

(c)                                  Section 5.18(c) of the BPOMS Disclosure Letter lists all BPOMS Registered Intellectual Property. With respect to each item of BPOMS Registered Intellectual Property, necessary registration, maintenance and renewal fees in connection with such BPOMS Registered Intellectual Property have been made and all necessary documents and certificates in connection with such BPOMS Registered Intellectual Property have been filed with the relevant patent, trademark or copyright authorities in the United States or other jurisdictions for the purposes of maintaining such BPOMS Registered Intellectual Property.

(d)                                 BPOMS or a BPOMS Subsidiary has the right to prevent others from using, marketing, distributing, selling or licensing all BPOMS Intellectual Property used in its business as presently conducted and as it is expected to be conducted as of the Effective Time, including without limitation, all Intellectual Property used or to be used in the BPOMS Products (as defined below), and such rights to Utilize the BPOMS Intellectual Property are sufficient for such conduct of their respective businesses.

(e)                                  To BPOMS’ knowledge, Utilization by BPOMS or any of the BPOMS Subsidiaries of any BPOMS products currently being licensed, produced or sold by BPOMS or any of the BPOMS Subsidiaries or currently under development or consideration by BPOMS or any of the BPOMS Subsidiaries (“BPOMS Products”) does not violate any license or agreement between BPOMS or any of the BPOMS Subsidiaries and any third party or, to BPOMS’ knowledge, infringe any Intellectual Property right, moral right or right of publicity or privacy of any other party, and, except as set forth in Section 5.18(e) of the BPOMS Disclosure Letter, BPOMS has not received notice of any pending or threatened claim or litigation contesting the validity, ownership or right to Utilize any BPOMS Intellectual Property nor, to the knowledge of BPOMS, is there any basis for any such claim under applicable law, nor has BPOMS or any of the BPOMS Subsidiaries received any notice asserting that any BPOMS Products or the Utilization thereof conflicts or will conflict with the rights of any other party.

(f)                                    BPOMS and the BPOMS Subsidiaries have timely and satisfactorily fulfilled their respective obligations under all material agreements pursuant to which BPOMS or any of the BPOMS Subsidiaries, as the case may be, has agreed to program, design or develop on behalf of a third party, whether for original use or for porting or conversion (for use on a different hardware platform or in a different language), any software products or any part thereof’ except where the failure to so comply would not reasonably be expected to have a BPOMS Material Adverse Effect.

(g)                                 Except as set forth in Section 5.18(g) of the BPOMS Disclosure Letter, to the extent that any work, invention, or material has been developed or created by a third party for BPOMS or any of the BPOMS Subsidiaries, to BPOMS’ knowledge, BPOMS or a BPOMS Subsidiary has a written agreement with such third party with respect thereto and BPOMS or a BPOMS Subsidiary has obtained ownership of, and is the exclusive owner of, or has a valid license to use, all BPOMS Intellectual Property in such work, material or invention by operation of law or by valid assignment or by agreement, as the case may be.

(h)                                 Section 5.18(h) of the BPOMS Disclosure Letter lists all material contracts, licenses and agreements to which BPOMS or any of the BPOMS Subsidiaries is a party that are currently in effect (i) with respect to BPOMS Intellectual Property licensed or offered to any third party (other than licenses granted in the ordinary course of business); or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to BPOMS or any of the BPOMS Subsidiaries (other than licenses granted in the ordinary course of business). Except as set forth in Section 5.18(h) of the BPOMS Disclosure Letter, neither BPOMS nor any of the BPOMS Subsidiaries has transferred ownership of, or granted any license with respect to, any BPOMS Intellectual Property, to any third party (other than licenses granted in the ordinary course of business).

(i)                                     Except as set forth in Section 5.18(i) of the BPOMS Disclosure Letter, the contracts, licenses and agreements listed in Section 5.18(h) are in full force and effect to BPOMS’ knowledge. The consummation of the transactions contemplated by this Agreement will not violate or result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements listed in Section 5.18(h) and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any rights of BPOMS to any BPOMS Intellectual Property or impair the right of BPOMS or any of the BPOMS Subsidiaries or the Surviving Corporation to Utilize any BPOMS Intellectual Property or portion thereof BPOMS and each of the BPOMS Subsidiaries is in material compliance with, and has not materially breached any term any of such contracts, licenses and agreements listed in Section 5.18(h) and, to the knowledge of BPOMS, all other parties to such contracts, licenses and agreements listed in Section 5.18(h) are in compliance with, and have not breached any term of, such contracts, licenses and agreements. Except as set forth in Section 5.18(i) of the BPOMS Disclosure Letter, following the Effective Time, the Surviving Corporation will be permitted to exercise all of BPOMS’ and each of the BPOMS Subsidiaries’, if any, rights under the contracts, licenses and agreements listed in Section 5.18(h) to the same extent BPOMS and such BPOMS Subsidiary would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional funds other than ongoing fees, royalties or payments which BPOMS or such BPOMS Subsidiary would otherwise be required to pay.

(j)                                     Except as set forth in Section 5.18(j) of the BPOMS Disclosure Letter, (i) BPOMS and each of the BPOMS Subsidiaries (including to the knowledge of each of their executive officers, directors and employees) has not received any notice or claim (whether written, oral or otherwise) challenging BPOMS’ ownership or rights in the BPOMS Intellectual Property or claiming that any other Person or entity has any legal or beneficial ownership with respect thereto; (ii) all the BPOMS Intellectual Property rights owned by BPOMS and embodied in BPOMS Products are, to BPOMS’ knowledge, legally valid and enforceable without any material qualification, limitation or restriction on their use, and BPOMS has not received any notice or claim (whether written or oral) challenging the validity or enforceability of any of the BPOMS Intellectual Property rights; and (iii) to BPOMS’ knowledge, no third party is infringing or misappropriating any part of the BPOMS Intellectual Property.

(k)                                  BPOMS and each of the BPOMS Subsidiaries has taken reasonable and practicable measures designed to protect their respective rights in their respective confidential information and trade secrets or any trade secrets or confidential information of third parties provided to BPOMS or any of the BPOMS Subsidiaries. To the knowledge of BPOMS or any of the BPOMS Subsidiaries, neither BPOMS nor any BPOMS Subsidiary, has permitted any such confidential information or trade secrets to be used, divulged or appropriated for the benefit of Persons to the material detriment of BPOMS or any of the BPOMS Subsidiaries.

(l)                                     Section 5.18(l) of the BPOMS Disclosure Letter sets forth a list of all Internet domain names used by BPOMS in its business (collectively, the “Domain Names”). BPOMS has, and after the Effective Time, to BPOMS’ knowledge, the Surviving Corporation will have, a valid registration and all material rights (free of any material restriction) in and to the Domain Names, including, without limitation, all rights necessary to the continued use of the BPOMS Domain Names in connection with the conduct of BPOMS’ business as it is currently conducted.

(m)                               Neither BPOMS nor any of the BPOMS Subsidiaries is or has been a party to any Government Contract relating to or affecting ownership or Utilization of any BPOMS Intellectual Property. For purposes of this paragraph, the term “Government Contract” means any Government Prime Contract, Government Subcontract, Bid or Teaming Agreement. “Government Prime Contract” means any prime contract, basic ordering agreement, letter contract, purchase order, delivery order, change, arrangement or other commitment of any kind, on which final payment has not been made, between a party and either the U.S. Government or a State Government. “Government Subcontract” means any subcontract, basic ordering agreement, letter contract, purchase order, delivery order, change, arrangement, or other commitment of any kind, on which final payment has not been made, between a party and any prime contractor to either the U.S. Government or a State Government or any subcontractor with respect to a Government Prime Contract. “State Government” means any state, territory or possession of the United States or any department, agency or instrumentality thereof, or any department or agency of any of the above with statewide jurisdiction and responsibility, or any municipal or local government, department, agency or instrumentality. “Teaming Agreement” has same meaning as the term “contractor team arrangement(s)” as defined in the Federal Acquisition Regulation (FAR) Subpart 9.601. “Us. Government” means the United States Government or any department, agency or instrumentality thereof.

5.19                        Anti-Takeover Plan.

BPOMS has taken all action necessary to exempt the transactions contemplated by this Agreement from the operation of any “fair price,” “moratorium,” “control share acquisition,” or other similar anti-takeover statute or regulation enacted under the state or federal laws of the United States.  Neither BPOMS nor any BPOMS Subsidiary has in effect any plan, scheme, device or arrangement, commonly or colloquially known as a “poison pill” or, an “anti-takeover” plan or any similar plan, scheme, device or arrangement.

5.20                        Shareholder Vote Required.

The only votes of the holders of any class of shares of capital stock of BPOMS necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement are: (i) the affirmative vote of holders of a majority of the outstanding BPOMS Common Stock, BPOMS Series A Preferred Shares, BPOMS Series B Preferred Shares and BPOMS Series C Preferred Shares (voting together, as a single class), and (ii) the affirmative votes of holders of a majority of each of the outstanding BPOMS Series A Preferred Shares, BPOMS Series C Preferred Shares, BPOMS Series D Preferred Shares, BPOMS Series D-2 Preferred Shares and BPOMS Series F Preferred Shares.  BPOMS has, prior to the date of this Agreement, obtained the required votes described in clause (ii) of this Section 5.20 and timely complied with its obligations under Section 262 of the DGCL.

5.21                        Undisclosed Liabilities.

Except as and to the extent reflected, reserved against or otherwise disclosed in Section 5.7(c) of the Disclosure Letter or the BPOMS SEC Documents or as set forth in Section 5.21 of the BPOMS Disclosure Letter, neither BPOMS nor any BPOMS Subsidiary has any liabilities or obligations of any kind, whether accrued, absolute, asserted or unasserted, contingent or otherwise, of a nature required to be disclosed on a balance sheet prepared in accordance with GAAP consistently applied, which would have, individually or in the aggregate, a BPOMS Material Adverse Effect.

5.22                        Insurance.

BPOMS maintains, and has maintained or caused to be maintained, without interruption, since December 15, 2006, policies or binders of insurance covering such risk, and events, including personal injury, property damage, errors and omissions and general liability in amounts BPOMS reasonably believes adequate for its business and operations, and its current insurance policies (other than directors’ and officers’ insurance) will not terminate due to the consummation of the Merger. Section 5.22 of the BPOMS Disclosure Letter sets forth a summary of all current insurance policies (including, without limitation, limits, deductibles and terms) maintained by BPOMS and the BPOMS Subsidiaries.

5.23                        Financial Forecast and Relationships with Suppliers, Licensors and Customers.

BPOMS has provided to HealthAxis a copy of its 2008 Forecast (the “BPOMS Forecast”). The Forecast was prepared in good faith and BPOMS believes there is a reasonable basis for the BPOMS Forecast. No current distributor, customer of or supplier to BPOMS or any of the BPOMS Subsidiaries has notified BPOMS or such BPOMS Subsidiary of an intention to terminate or substantially alter its existing business relationship with BPOMS or such BPOMS Subsidiary, nor has any licensor under a license agreement with BPOMS or any of the BPOMS Subsidiaries notified BPOMS or such BPOMS Subsidiary of an intention to terminate or substantially alter BPOMS’ or such BPOMS Subsidiary’s rights under such license, which termination or alteration would cause BPOMS to fail to achieve the projections set forth in the BPOMS Forecast or would otherwise have a BPOMS Material Adverse Effect in 2008.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF HEALTHAXIS AND MERGER SUB

HealthAxis and Merger Sub hereby represent and warrant to BPOMS as follows, except as set forth in (i) HealthAxis’ Annual Report on Form 10-K for the year ending December 31, 2007 and any other HealthAxis SEC Documents (as defined below) filed subsequent to December 31, 2007, and (ii) the written disclosure letter delivered at or prior to the execution hereof to BPOMS (the “HealthAxis Disclosure Letter”). The HealthAxis Disclosure Letter shall be arranged in sections or subsections corresponding to the number and lettered sections and subsections contained in this Article 6. The disclosures in any section or subsection of the HealthAxis Disclosure Letter shall qualify the correspondingly numbered representation and warranty and such other representations and warranties in this Article 6 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other representations and warranties.

6.1                               Organization; Good Standing; Authority; Compliance with Law.

(a)                                  HealthAxis is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of HealthAxis and Merger Sub has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted. HealthAxis is duly licensed or qualified and is in good standing to transact business as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it therein or in which the nature of its business makes such qualification or licensing necessary, except where the failure to be so licensed or qualified would not have, individually or in the aggregate, a HealthAxis Material Adverse Effect. For purposes of this Agreement, a “HealthAxis Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations of HealthAxis and the HealthAxis Subsidiaries (as defined in Section 6.4), taken as a whole.

(b)                                 Each of the Subsidiaries of HealthAxis (the “HealthAxis Subsidiaries”) is a corporation, partnership or limited liability company duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, has the corporate, partnership or limited liability company power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to transact business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have, individually or in the aggregate, a HealthAxis Material Adverse Effect.

(c)                                  The business of HealthAxis and the HealthAxis Subsidiaries is being operated in compliance with all laws, ordinances, regulations and orders of all governmental entities, except for violations which would not have, individually or in the aggregate, a HealthAxis Material Adverse Effect. HealthAxis and the HealthAxis Subsidiaries have all Government Approvals of all Governmental Agencies, required by law with respect to the operation of their businesses, except those the absence of which would not, individually or in the aggregate, have a HealthAxis Material Adverse Effect or prevent or delay consummation of the Merger. All such Government Approvals are in full force and effect, and HealthAxis and the HealthAxis Subsidiaries are in compliance with all conditions and requirements of the Government Approvals and with all rules and regulations relating thereto other than failures that would not have a HealthAxis Material Adverse Effect. HealthAxis has not received any notices of violations of any Federal, state and local laws, regulations and ordinances relating to its business, operations or assets which, if it were determined that a violation had occurred, would have a HealthAxis Material Adverse Effect.

(d)                                 The Amended and Restated Articles of Incorporation or other charter documents and Bylaws (and in each such case, all amendments thereto) of HealthAxis and each of the HealthAxis Subsidiaries are listed in Section 6.1(d) of the HealthAxis Disclosure Letter, and true and correct copies have previously been delivered or made available to BPOMS and its counsel.

6.2                               Authorization, Validity and Effect of Agreements.

HealthAxis and Merger Sub each has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of each of HealthAxis and Merger Sub has taken all necessary corporate action required to be taken by it to approve this Agreement, the Merger, and the transactions contemplated by this Agreement. The execution by HealthAxis and Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all requisite action on the part of HealthAxis and Merger Sub, subject to the approvals described in Section 6.2 of the HealthAxis Disclosure Letter. This Agreement

constitutes the valid and legally binding obligation of HealthAxis and Merger Sub, enforceable against HealthAxis and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

6.3                               Capitalization.

(a)                                  The authorized capital stock of HealthAxis as of the date hereof and prior to the HealthAxis Pre-Merger Steps consists of 1,900,000,000 shares of HealthAxis Common Stock, $0.10 par value per share, and 100,000,000 shares of preferred stock, $1.00 par value per share, of which 3,850,000 shares are designated as Series A Convertible Preferred Shares (the “HealthAxis Series A Preferred Shares”). As of the date hereof, there are 8,816,088 shares of HealthAxis Common Stock issued and outstanding and 740,401 HealthAxis Series A Preferred Shares issued and outstanding. All such outstanding shares of HealthAxis are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of HealthAxis or any agreement to which HealthAxis is a party or by which it is bound, and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof or under applicable federal or state securities or “blue sky” laws. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share. As of the date hereof, 100 shares of common stock of Merger Sub are issued and outstanding, fully paid and non-assessable and owned by HealthAxis. Except as set forth in Section 6.3 of the HealthAxis Disclosure Letter HealthAxis has no outstanding bonds, debentures, notes or other obligations the holders of which have or upon the happening of certain events would have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of HealthAxis on any matter. Except as set forth in Section 6.3 of the HealthAxis Disclosure Letter or as shall be terminated as part of the HealthAxis Pre-Merger Steps, there are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements, stock appreciation rights or similar derivative securities or instruments or commitments which obligate HealthAxis to issue, transfer or sell any Shares of HealthAxis of any class or make any payments in lieu thereof.  Except as set forth in Section 6.3 of the HealthAxis Disclosure Letter, there are no agreements or understandings to which HealthAxis or any HealthAxis Subsidiary is a party with respect to the voting of any HealthAxis Shares or which restrict the transfer of any such shares (other than such restrictions as shall terminate as part of the HealthAxis Pre-Merger Steps), nor does HealthAxis have knowledge of any such agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares. Except as disclosed in Section 6.3 of the HealthAxis Disclosure Letter and except for such obligations as shall be terminated as part of the HealthAxis Pre-Merger Steps, there are no outstanding contractual obligations of HealthAxis or any

HealthAxis Subsidiary to register under the securities laws of any jurisdiction or to repurchase, redeem or otherwise acquire any HealthAxis Shares or any other securities of HealthAxis or any HealthAxis Subsidiary. Section 6.3 of the HealthAxis Disclosure Letter contains a complete and correct list setting forth as of the date hereof (i) the number of options and warrants outstanding, (ii) the dates on which such options or warrants were granted, (iii) the dates on which such options or warrants shall expire and (iv) the exercise or conversion price of each outstanding option or warrant, as the case may be. Materially true and complete copies of all agreements and instruments relating to the securities described above and in Section 6.3 of the HealthAxis Disclosure Letter, or forms thereof, have been provided to BPOMS and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided to BPOMS.  All outstanding securities of HealthAxis and each HealthAxis Subsidiary have been issued and granted in compliance in all material respects with (i) all applicable securities laws; and (ii) all requirements set forth in all applicable contracts.  The shares of HealthAxis Common Stock issued under options or warrants were issued in transactions which were registered under the Securities Act or which qualified for exemptions under either Section 4(2) of, or Rule 701 under, the Securities Act for stock issuances under compensatory benefit plans.

(b)                                 The shares of HealthAxis Common Stock and HealthAxis Series B Preferred Stock to be issued pursuant to the Merger, at the Effective Time, will be duly authorized, validly issued, fully paid and unassessable and free of preemptive rights of any nature.

(c)                                  Set forth below is a summary of all securities of any type of HealthAxis (including all shares, options, warrants, calls, subscriptions, convertible securities or other rights, agreements, stock appreciation rights, or derivative securities or instruments or commitments which obligate HealthAxis to issue, transfer or sell any securities) that are outstanding as of the date hereof, which are separately categorized to indicate the number of such securities outstanding and the number of shares of HealthAxis Common Stock (or any other indicated class of securities) into which they are convertible or exercisable:

Security	Number Outstanding		Shares Into Which Convertible/Exercisable

HealthAxis Common Stock	8,816,088	(1)	—

HealthAxis Series A Preferred Shares	740,401		740,401

HealthAxis Options	878,725		878,725

Healthaxis Warrants	200,632		200,632

(1)  Includes 380,125 shares of restricted stock.

6.4                               Subsidiaries

Section 6.4 of the HealthAxis Disclosure Letter lists all Subsidiaries of HealthAxis (the “HealthAxis Subsidiaries” and, individually, a “HealthAxis Subsidiary”). HealthAxis owns directly or indirectly all of the outstanding shares of capital stock or other equity interests of each of the HealthAxis Subsidiaries. All of the outstanding shares of capital stock in each of the HealthAxis Subsidiaries are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 6.4 of the HealthAxis Disclosure Letter, all of the outstanding shares of capital stock of each of the HealthAxis Subsidiaries owned, directly or indirectly, by HealthAxis are owned free and clear of all liens, pledges, security interests, claims or other encumbrances. Except as set forth in Section 6.4 of the HealthAxis Disclosure Letter, there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate HealthAxis or any HealthAxis Subsidiary to issue, transfer or sell any shares of capital stock of any HealthAxis Subsidiary. The following information for each HealthAxis Subsidiary is set forth in Section 6.4 of the HealthAxis Disclosure Letter: (i) its name and jurisdiction of incorporation, (ii) its authorized capital stock and (iii) its outstanding capital stock.

6.5                               Other Interests.

Except for interests in the HealthAxis Subsidiaries, neither HealthAxis nor any HealthAxis Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short term investment securities).

6.6                               No Violation.

Except as set forth in Section 6.6 of the HealthAxis Disclosure Letter, neither the execution and delivery by HealthAxis and Merger Sub of this Agreement nor the consummation by HealthAxis and Merger Sub of the transactions contemplated by this Agreement in accordance with its terms will: (i) conflict with or result in a breach of any provisions of HealthAxis’ or Merger Sub’s respective charter or by-laws; (ii) violate, result in a breach of any provision of, or constitute a default under, or require any approval or consent under or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by or result in a material adverse change to, or result in the creation of any lien, security interest, charge or encumbrance upon any of HealthAxis’ or Merger Sub’s properties under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument to which HealthAxis or Merger Sub is a party, or by which HealthAxis or Merger Sub or any of their properties is bound or affected, except for any of the foregoing matters in this clause which, individually or in the aggregate, would not have a HealthAxis Material Adverse Effect; (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, injunction, order or decree binding upon or applicable to HealthAxis or Merger Sub; or (iv) other than the filings provided for in this Agreement and the Regulatory Filings, require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority which has not been obtained or made, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a HealthAxis Material Adverse Effect and could not reasonably be expected to prevent, materially alter or materially delay any of the transactions contemplated by this Agreement.

6.7                               SEC Filings; Financial Statements.

(a)                                  In this Agreement, all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by HealthAxis with the SEC on or after December 31, 2006 are called the “HealthAxis SEC Documents”.  HealthAxis has delivered to BPOMS accurate and complete copies of all HealthAxis SEC Documents, other than any HealthAxis SEC Documents which can be obtained on the SEC’s website at www.sec.gov. Except as set forth on Section 6.7(a) of the HealthAxis Disclosure Letter or as would not have a HealthAxis Material Adverse Effect, all statements, reports, schedules, forms and other documents required to have been filed by HealthAxis with the SEC within the twelve-month period preceding the date of this Agreement have been filed on a timely basis. None of the HealthAxis Subsidiaries is required to file any documents with the SEC under the Exchange Act. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the HealthAxis SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the HealthAxis SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the HealthAxis SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable laws or rules of applicable governmental and regulatory authorities.

(b)                                 Except as described in the HealthAxis SEC Documents, (i) HealthAxis maintains disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act, and (ii) such disclosure controls and procedures are designed to ensure that all material information concerning HealthAxis is made known on a timely basis to the individuals responsible for the preparation of HealthAxis’ filings with the SEC and other public disclosure documents. Except as set forth in Section 6.7(b) of the HealthAxis Disclosure Letter, HealthAxis is in compliance with the applicable listing and other rules and regulations of the Nasdaq Capital Market and has not received any notice from the Nasdaq Capital Market asserting any present non-compliance with such rules and regulations.

(c)                                  The financial statements (including any related notes) contained or incorporated by reference in the HealthAxis SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated

in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present the consolidated financial position of HealthAxis and the HealthAxis Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of HealthAxis and the HealthAxis Subsidiaries for the periods covered thereby.

(d)                                 HealthAxis’ auditor has at all required times since the date of enactment of the Sarbanes-Oxley Act been: (i) to the knowledge of HealthAxis, a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to HealthAxis and the HealthAxis Subsidiaries within the meaning of Regulation S-X under the Exchange Act; and (iii) to the knowledge of HealthAxis, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. Section 6.7(d) of the HealthAxis Disclosure Letter contains an accurate and complete description of all non-audit services performed by HealthAxis’ principal auditors for HealthAxis and the HealthAxis Subsidiaries from January 1, 2006 to March 31, 2008 and the fees paid for such services. All such non-audit services were approved as required by Section 202 of the Sarbanes-Oxley Act.

(e)                                  Section 6.7(e) of the HealthAxis Disclosure Letter lists, and HealthAxis has delivered to BPOMS accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by HealthAxis since December 31, 2006.

6.8                               Litigation.

Except as set forth in Section 6.8 of the HealthAxis Disclosure Letter, there are (i) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which HealthAxis or any HealthAxis Subsidiary is a party or by which any of its properties or assets are bound or likely to be affected and (ii) no actions, suits or proceedings pending against HealthAxis or any HealthAxis Subsidiary as to which any of their respective properties or assets are subject or, to the knowledge of HealthAxis threatened against HealthAxis or any HealthAxis Subsidiary or to which any of their respective properties or assets are subject, at law or in equity, that in each such case could, individually or in the aggregate, have an HealthAxis Material Adverse Effect.

6.9                               Absence of Certain Changes.

Except as set forth in Section 6.9 of the HealthAxis Disclosure Letter or the HealthAxis SEC Documents or as contemplated by Section 8.1(d) of this Agreement, since December 31,

2007, HealthAxis and the HealthAxis Subsidiaries have conducted their business only in the ordinary course of such business and consistent with past practices and there has not been any:

(a)                                  HealthAxis Material Adverse Effect;

(b)                                 amendment or change in the charter or By-Laws of HealthAxis or any of the HealthAxis Subsidiaries, other than as contemplated in this Agreement;

(c)                                  incurrence, creation or assumption by HealthAxis or any of the HealthAxis Subsidiaries of (i) any mortgage, deed of trust, security interest, pledge, lien, title retention device, collateral assignment, claim, charge, restriction or other encumbrance of any kind on any of the assets or properties of HealthAxis or any of the HealthAxis Subsidiaries; or (ii) any obligation or liability of any indebtedness for borrowed money, other than pursuant to the SVB Loan Agreement (as defined below) or any amendment, extension or renewal thereof or any related documents;

(d)                                 issuance or sale of any debt or equity securities of HealthAxis or any of its Subsidiaries, or the issuance or grant of any options, warrants or other rights to acquire from HealthAxis or any HealthAxis Subsidiaries, directly or indirectly, any debt or equity securities of HealthAxis or any of its Subsidiaries, other than (i) the shares to be issued and stock options to be granted as contemplated by this Agreement, and (ii) upon the exercise of any options and warrants outstanding as of the date of this Agreement;

(e)                                  payment or discharge by HealthAxis or any of the HealthAxis Subsidiaries of any security interest, lien, claim, or encumbrance of any kind on any asset or property of HealthAxis or any of the HealthAxis Subsidiaries, or the payment or discharge of any liability that was not either shown or reflected in the HealthAxis SEC Documents or incurred in the ordinary course of HealthAxis’ business after December 31, 2007 and was in an amount in excess of $150,000 for any single liability to a particular creditor;

(f)                                    purchase, license, sale, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of the assets, properties or goodwill of HealthAxis other than a license or sale of any product or products of HealthAxis or any of the HealthAxis Subsidiaries made in the ordinary course of HealthAxis’ business;

(g)                                 damage, destruction or loss of any property or asset, whether or not covered by insurance, having (or likely with the passage of time to have) a HealthAxis Material Adverse Effect;

(h)                                 declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of HealthAxis, any split, combination or recapitalization of the capital stock of HealthAxis or any direct or indirect redemption, purchase or other acquisition of the capital stock of

HealthAxis or any change in any rights, preferences, privileges or restrictions of any outstanding security of HealthAxis, other than the Reverse Split and the other steps contemplated by the HealthAxis Pre-Merger Steps and other than the nominal dividend relating to the HealthAxis Series A Preferred Stock and any stock repurchased (on a set-off basis without any cash outlay by HealthAxis other than to the IRS) in connection with the payment of withholding taxes associated with equity compensation incentives;

(i)                                     increase in the compensation payable or to become payable to any of the officers, directors or employees of HealthAxis or any of the HealthAxis Subsidiaries, or any bonus or pension, insurance or other benefit payment or arrangement (including without limitation stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such officers, directors or employees, other than increases in base salary for employees (excluding senior management employees) in the ordinary course of business and consistent with past practice;

(j)                                     obligation or liability incurred by HealthAxis or any of the HealthAxis Subsidiaries to any of its officers, directors or stockholders except for normal and customary compensation and expense allowances payable to officers in the ordinary course of HealthAxis’ business consistent with past practice and except in connection with the HealthAxis Pre-Merger Steps;

(k)                                  making by HealthAxis or any of the HealthAxis Subsidiaries of any loan, advance or capital contribution to, or any investment in, any officer, director, employee or stockholder of HealthAxis or any HealthAxis Subsidiary or any firm or business enterprise in which any such Person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

(l)                                     entering into, amendment of, relinquishment, termination or non-renewal by HealthAxis or any HealthAxis Subsidiary of any contract, lease, transaction, commitment or other right or obligation other than in the ordinary course of its business or any written or oral indication or assertion by the other party thereto of any material problems with HealthAxis’ or any HealthAxis Subsidiary’s services or performance under such contract, lease, transaction, commitment or other right or obligation having a HealthAxis Material Adverse Effect, or of such other party’s demand to amend, terminate or not renew any such contract, lease, transaction, commitment or other right or obligation which would be likely to have a HealthAxis Material Adverse Effect;

(m)                               material change in the manner in which HealthAxis or any HealthAxis Subsidiary extends discounts, credits or warranties to customers or otherwise deals with its customers;

(n)                                 entering into by HealthAxis or any of the HealthAxis Subsidiaries of any transaction, contract or agreement that by its terms requires or contemplates a required minimum current and/or future financial commitment, expenses

(inclusive of overhead expenses) or obligation on the part of HealthAxis or any of the HealthAxis Subsidiaries involving in excess of $150,000, excluding any amendment, extension or renewal of the SVB Loan Agreement (or related documents) or any legal and accounting fees or other fees or obligations associated with this Agreement and the transactions contemplated hereby (including fees described in Section 6.14) or that is not entered into in the ordinary course of HealthAxis’ business, or the conduct of any business or operations by HealthAxis or any HealthAxis Subsidiary that is other than in the ordinary course of HealthAxis’ or such HealthAxis Subsidiary’s business; or

(o)                                 license, transfer or grant of a right under any HealthAxis Intellectual Property (as defined in Section 6.18 below), other than those licensed, transferred or granted in the ordinary course of business consistent with its past practices.

6.10                        Taxes.

Except as set forth in Section 6.10 of the HealthAxis Disclosure Letter or where such failure would not have, individually or in the aggregate, a HealthAxis Material Adverse Effect:

(a)                                  HealthAxis and each of the HealthAxis Subsidiaries has paid or caused to be paid all federal, state, local, foreign, and other taxes, and all deficiencies, or other additions to tax, interest, fines and penalties (collectively, “Taxes”), owed or accrued by it and due and payable through the date hereof (including any Taxes payable pursuant to Treasury Regulation § 1.1502-6 (and any similar state, local or foreign provision).

(b)                                 HealthAxis and each of the HealthAxis Subsidiaries has timely filed all federal, state, local and foreign tax returns (collectively “Tax Returns”) required to be filed by any of them through the date hereof, and all such returns accurately set forth the amount of any Taxes relating to the applicable period.

(c)                                  HealthAxis and each of the HealthAxis Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other party.

(d)                                 The financial statements included in the HealthAxis SEC Documents reflect adequate reserves for Taxes payable by HealthAxis and each HealthAxis Subsidiary for all taxable periods and portions thereof through the date of such financial statements.

(e)                                  Since December 31, 2007, each of HealthAxis and the HealthAxis Subsidiaries has made sufficient accrual for Taxes in accordance with GAAP with respect to periods for which Tax Returns have not been filed.  All liabilities for Taxes attributable to the period commencing on the day following the filing date of the most recently filed HealthAxis SEC Documents were incurred in the ordinary course of business.

(f)                                    There are no outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due from HealthAxis or any HealthAxis Subsidiary for any taxable period and there have been no deficiencies proposed, assessed or asserted for such Taxes.

(g)                                 There are no closing agreements that could affect Taxes of HealthAxis or any HealthAxis Subsidiary for periods after the Effective Time pursuant to Section 7121 of the Code or any similar provision under state, local or foreign tax laws.

(h)                                 No audit or other proceedings by any court, governmental or regulatory authority or similar authority relating to Taxes has occurred, been asserted or is pending and none of HealthAxis or any HealthAxis Subsidiary has received notice that any such audit or proceeding may be commenced.

(i)                                     No election has been made or filed by or with respect to, and no consent to the application of, Section 341(f)(2) of the Code has been made by or with respect to, HealthAxis, any HealthAxis Subsidiary or any of their properties or assets.

(j)                                     None of HealthAxis or any HealthAxis Subsidiary has agreed to, or filed application for, or is required, to make any changes or adjustment to its accounting method.

(k)                                  Except as set forth in Section 5.10(k) of the HealthAxis Disclosure Letter, there is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by HealthAxis or any HealthAxis Subsidiary by reason of Section 280G or Section 162(m) of the Code.

(l)                                     Neither HealthAxis nor any HealthAxis Subsidiary has (i) been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes, other than the group of which HealthAxis is the common parent or (ii) any liability for or in respect of the Taxes of, or determined by reference to the Tax liability of, another Person (other than HealthAxis or any HealthAxis Subsidiary) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(m)                               Neither HealthAxis nor any HealthAxis Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(n)                                 Neither HealthAxis nor any HealthAxis Subsidiary is a party to any agreement providing for the allocation, indemnification, or sharing of Taxes other than any such agreement to which HealthAxis or any HealthAxis Subsidiary are the exclusive parties.

HealthAxis has not taken any action or engaged in any activities that would preclude the treatment of the Merger as a reorganization under Section 368(a) of the Code.  In addition, HealthAxis has no plan or intention to take any action or engage in any activities that would preclude the treatment of the Merger as a reorganization of under Section 368(a) of the Code.

6.11                        Books and Records.

(a)                                  The books of account and other financial records of HealthAxis and each of the HealthAxis Subsidiaries are true, complete and correct in all material respects, and have been maintained in accordance with good business practices since December 31, 2006.

(b)                                 The minute books and other records of HealthAxis and each of the HealthAxis Subsidiaries contain accurate records of all meetings and accurately reflect all other action of the stockholders and Board of Directors and any committees of the Board of Directors of HealthAxis and each of the HealthAxis Subsidiaries since December 31, 2006.

6.12                        Properties.

(a)                                  Section 6.12(a) of the HealthAxis Disclosure Letter sets forth a list of all real property currently owned or leased by HealthAxis or any of the HealthAxis Subsidiaries, and, with respect to all real property currently leased by HealthAxis or any of the HealthAxis Subsidiaries, the location of the property, the unexpired term of the lease and the aggregate annual rental and/or other fees payable under any such lease. All such current leases are, to the knowledge of HealthAxis, in full force and effect, are valid and effective in accordance with their respective terms, and there is not to the knowledge of HealthAxis any existing material default or event of default under any such lease (or event which with notice or lapse of time, or both, would constitute such a material default).

(b)                                 HealthAxis and each of the HealthAxis Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, except as reflected in the HealthAxis SEC Documents or in Section 6.12(b) of the HealthAxis Disclosure Letter and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

6.13                        Environmental Matters.

Except as set forth in Section 6.13 of the HealthAxis Disclosure Letter, neither HealthAxis nor any of the HealthAxis Subsidiaries is in violation of any Environmental Laws which violation could reasonably be expected to result in a HealthAxis Material Adverse Effect. Except as set forth in Section 6.13 of the HealthAxis Disclosure Letter, neither HealthAxis, any of the HealthAxis Subsidiaries, nor, to the knowledge of HealthAxis, any third party, has used, released, discharged, generated, manufactured, produced, stored, or disposed of in, on, or under or about its owned or leased property or other assets, or transported thereto or therefrom, any hazardous substances or hazardous wastes, including asbestos, lead and petroleum, during the period of HealthAxis’ or the HealthAxis Subsidiary’s ownership or lease of such property in a manner that could reasonably be expected to subject HealthAxis or any HealthAxis Subsidiary to a material liability under the Environmental Laws. None of HealthAxis or any of the HealthAxis Subsidiaries has received written notice from any governmental authority that any property owned or leased by HealthAxis or any of the HealthAxis Subsidiaries is in violation of any Environmental Laws. There is no pending civil, criminal or administrative suit or other legal proceeding against HealthAxis or any of the HealthAxis Subsidiaries with respect to any Environmental Laws. HealthAxis has provided BPOMS complete copies of all environmental reports, assessments and studies in HealthAxis’ possession and control with respect to properties owned or leased by HealthAxis or any HealthAxis Subsidiary.

6.14                        No Brokers.

Except as set forth in Section 6.14 of the HealthAxis Disclosure Letter, neither HealthAxis nor Merger Sub nor any of the HealthAxis Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of such entity or BPOMS to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in the HealthAxis Disclosure Letter, neither HealthAxis nor Merger Sub is aware of any claim for payment directly by HealthAxis or Merger Sub of any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

6.15                        Related Party Transactions.

Except as set forth in the HealthAxis SEC Documents, or the HealthAxis Disclosure Letter, since December 31, 2007, no event has occurred that would be required to be reported by HealthAxis pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.

6.16                        Contracts and Commitments

(a)                                  Except as filed with the HealthAxis SEC Documents or as set forth in Section 6.16(a) of the HealthAxis Disclosure Letter, neither HealthAxis nor any of the HealthAxis Subsidiaries has, or is party to or is bound by:

(i)                                     any consulting agreement, contract or commitment under which any firm or other organization provides consulting services to HealthAxis or any of the HealthAxis Subsidiaries other than in the ordinary course of business;

(ii)                                  any fidelity or surety bond or completion bond;

(iii)                               any guaranty of the obligations of a third party;

(iv)                              any agreement, contract, commitment, transaction or series of transactions for any purpose other than in the ordinary course of HealthAxis’ or any of the HealthAxis Subsidiaries’ business relating to capital expenditures or commitments or long term obligations in excess of $150,000 (other than the SVB Loan Agreement and any amendment, extension or renewal thereof or of any related documents);

(v)                                 any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of HealthAxis’ or any of the HealthAxis Subsidiaries’ business;

(vi)                              any mortgages, indentures, loans or credit agreements, security agreements or other arrangements or instruments relating to the borrowing of money or extension of credit, including capital leases and also guaranties referred to in clause (iii) hereof (other than the SVB Loan Agreement and any amendment, extension or renewal thereof or of any related documents);

(vii)                           any purchase order or contract for the purchase of inventory or other materials involving $150,0000 or more;

(viii)                        any distribution, joint marketing or development agreement, other than agreements made in the ordinary course of business;

(ix)                                any assignment, license or other agreement with respect to any form of intangible property, excluding agreements made in the ordinary course of business;

(x)                                   any agreement or contract involving the sharing of profits and losses by HealthAxis or any of the Subsidiaries;

(xi)                                any agreement, contract or commitment that involves $150,000 or more or is not cancellable without penalty upon 30 days notice, excluding agreements made in the ordinary course of business;

(xii)                             any contract containing covenants that restrict or limit the ability of HealthAxis or any HealthAxis Subsidiaries to engage in any line of business or compete with any person; or

(xiii)                          any “material contracts” within the meaning set forth in Item 601(b)(10) of Regulation S-K  promulgated under the Securities Act.

The contracts and other documents referred to in (i) through (xiii) above and all contracts and documents required to be filed with any HealthAxis SEC Documents shall be referred to herein as “HealthAxis Contracts”.

(b)                                 Except as would not individually or in the aggregate have a HealthAxis Material Adverse Effect, all HealthAxis Contracts are valid and binding on HealthAxis and, to the best of the knowledge of HealthAxis, on the other parties thereto, and are in full force and effect and enforceable against HealthAxis and, to the best of the knowledge of HealthAxis, against the other parties thereto, in accordance with their respective terms. Except as disclosed in Section 6.16(b) of the HealthAxis Disclosure Letter, no approval or consent of, or notice to any Person the failure of which to obtain would have a HealthAxis Material Adverse Effect is needed in order that the HealthAxis Contracts shall continue in full force and effect in accordance with their terms without penalty, acceleration or rights of early termination following the consummation of the transactions contemplated by this Agreement. Except to the extent any of the following would not individually or in the aggregate have a HealthAxis Material Adverse Effect, HealthAxis is not in violation of, breach of or default under any HealthAxis Contract nor, to HealthAxis’ knowledge, is any other party to any HealthAxis Contract. Except as set forth in Section 6.16 of the HealthAxis Disclosure Letter, HealthAxis is not in violation or breach of or default under any HealthAxis Contract (including leases of real property) relating to non-competition, indebtedness, guarantees of indebtedness of any other Person, employment, or collective bargaining.

6.17                        Employee Matters and Benefit Plans.

(a)                                  Section 6.17(a) of the HealthAxis Disclosure Letter contains an accurate and complete list of each Employee Agreement and Employee Plan of HealthAxis (including for each such plan a description of any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement of the value of any of the benefits of which will be calculated on the basis of any transactions contemplated by this Agreement). Except as set forth in Section 6.17(a) of the HealthAxis Disclosure Letter, neither HealthAxis nor any of the HealthAxis Subsidiaries or Affiliates has any announced plan or commitment, whether legally binding or not, to establish any new Employee Plan or Employee Agreement, to modify any Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to BPOMS in writing, or as required by this Agreement), or to enter into any Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

(b)                                 HealthAxis has provided or made available to BPOMS correct and complete copies of all material documents embodying or relating to each HealthAxis Employee Plan and Employee Agreement including: (i) all amendments thereto; (ii) the most recent annual actuarial valuations, if any, prepared for each HealthAxis Employee Plan; (iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each HealthAxis Employee Plan or related trust; (iv) if the HealthAxis Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each HealthAxis Employee Plan; (vi) all IRS determination letters and rulings relating to HealthAxis Employee Plans and copies of all applications and correspondence to or from the IRS or DOL with respect to any HealthAxis Employee Plan; and (vii) all communications material to any Employee or Employees relating to any HealthAxis Employee Plan and any proposed HealthAxis Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to HealthAxis or any HealthAxis Subsidiary.

(c)                                  (i) Except as set forth in Section 6.l7(c) of the HealthAxis Disclosure Letter, HealthAxis and each of the HealthAxis Subsidiaries and Affiliates has performed in all material respects all obligations required to be performed by them under each HealthAxis Employee Plan, and each HealthAxis Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA for which no class or statutory exemption is available, has occurred with respect to any HealthAxis Employee Plan; (iii) there are no material actions, suits or claims pending or, to the knowledge of HealthAxis, threatened or anticipated (other than routine claims for benefits) against any HealthAxis Employee Plan or against the assets of any HealthAxis Employee Plan; (iv) such HealthAxis Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to HealthAxis or any of the HealthAxis Subsidiaries or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (v) there are no audits, inquiries or proceedings pending or, to the knowledge of HealthAxis, threatened by the IRS or DOL with respect to any HealthAxis Employee Plan; (vi) neither HealthAxis nor any of the HealthAxis Subsidiaries is subject to any penalty or tax with respect to any HealthAxis Employee Plan under Section 402(i) of ERISA or Section 4975 through 4980 of the Code; and (vii) all contributions, including any top heavy contributions, required to be made prior to the Closing by HealthAxis or any Affiliate to any Employee Plan have been made or shall be made on or before the Closing Date.

(d)                                 Neither HealthAxis nor any of the HealthAxis Subsidiaries or Affiliates currently maintain, sponsor, participate in or contribute to, nor have they ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(e)                                  At no time has HealthAxis or any of the HealthAxis Subsidiaries or Affiliates contributed to or been requested or obligated to contribute to any Multiemployer Plan.

(f)                                   Except as set forth in Section 6.17(f) of the HealthAxis Disclosure Letter or as required by local, state or federal law, no Employee Plan or any Employment Agreement to which HealthAxis is a party provides, or is required to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, and HealthAxis and each of the HealthAxis Subsidiaries has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment.

(g)                                 The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any HealthAxis Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance payor otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any HealthAxis Employee, except as set forth in Section 6.17(g) of the HealthAxis Disclosure Letter.

(h)                                Except as set forth in Section 6.17(h) of the HealthAxis Disclosure Letter, HealthAxis and each of the HealthAxis Subsidiaries (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours; in each case, with respect to Employees except as would not have an HealthAxis Material Adverse Effect; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(i)                                    No work stoppage or labor strike against HealthAxis or any HealthAxis Subsidiary is pending or, to the knowledge of HealthAxis, threatened. Neither HealthAxis nor any of the HealthAxis Subsidiaries is involved in or, to the knowledge of HealthAxis, threatened with, any labor dispute, grievance, administrative proceeding or litigation relating to labor, safety, employment practices or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, have a HealthAxis Material Adverse Effect. Neither HealthAxis nor any of the HealthAxis Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly have a HealthAxis Material Adverse Effect.

Neither HealthAxis nor any of the HealthAxis Subsidiaries or Affiliates has ever been a party to any agreement with any labor organization or union, and none of the HealthAxis Employees are represented by any labor organization or union, nor have any HealthAxis Employees threatened to organize or join a union or filed a petition for representation with the National Labor Relations Board.

(j)                                    There are no (i) bonus or severance payments that could be payable to Employees of HealthAxis under existing Employee Agreements or Employee Plans on account of the transactions contemplated by this Agreement (without regard to termination of employment), or (ii) severance obligations that could be payable to Employees of HealthAxis under existing Employee Agreements and Employee Plans on account of terminations of employment following the Effective Time, except as disclosed in Schedule 6.17(j) of the HealthAxis Disclosure Letter.

(k)                                 The employment agreements contemplated by Section 8.1(d) of this Agreement and the addition to shares of the 2005 Stock Incentive Plan (or a new plan) contemplated by Section 2.2(a)(viii) of this Agreement shall in all respects be excepted from the representations set forth in this Section 6.17.

6.18                        Intellectual Property and Products; HIPAA Compliance.

(a)                                 Section 6.18(a) of the HealthAxis Disclosure Letter lists all material proceedings or actions known to HealthAxis before any court, tribunal (including the PTO or equivalent authority anywhere in the world) related to any Intellectual Property owned by; or licensed to, or controlled by HealthAxis or any of the HealthAxis Subsidiaries (the “HealthAxis Intellectual Property”). No HealthAxis Intellectual Property is the subject of any outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by HealthAxis or any of the HealthAxis Subsidiaries, or which may affect the validity, use or enforceability of any HealthAxis Intellectual Property.

(b)                                Section 6.18(b) of the HealthAxis Disclosure Letter lists all United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks or service marks, intent to use applications, or other registrations or applications related to trademarks or service marks; and (c) registered copyrights and applications for copyright registration owned by HealthAxis (collectively, the “HealthAxis Registered Intellectual Property”). With respect to each item of HealthAxis Registered Intellectual Property, all material registration, maintenance and renewal fees necessary in connection with such HealthAxis Registered Intellectual Property have been made and all material documents and certificates necessary in connection with such HealthAxis Registered Intellectual Property have been filed with the relevant patent, trademark or copyright authorities in the United States or other jurisdictions for the purposes of maintaining such HealthAxis Registered Intellectual Property.

(c)                                 HealthAxis or a HealthAxis Subsidiary has the right to prevent others from using, marketing, distributing, selling or licensing all HealthAxis Intellectual Property used in its business as presently conducted and as it is expected to be conducted as of the Effective Time, including without limitation, all Intellectual Property used or to be used in the HealthAxis Products (as defined below), and such rights to Utilize are sufficient for such conduct of their respective businesses.

(d)                                To HealthAxis’ knowledge, the Utilization by HealthAxis or any of the HealthAxis Subsidiaries of any HealthAxis products currently being licensed, produced or sold by HealthAxis or any of the HealthAxis Subsidiaries or currently under development or consideration by HealthAxis or any of the HealthAxis Subsidiaries (“HealthAxis Products”) does not violate any license or agreement between HealthAxis or any of the HealthAxis Subsidiaries and any third party or, to HealthAxis’ knowledge, infringe any Intellectual Property right, moral right or right of publicity or privacy of any other party, and, except as set forth in Section 6.18(d) of the Disclosure Letter, HealthAxis has not received notice of any pending or threatened claim or litigation contesting the validity, ownership or right to Utilize any HealthAxis Intellectual Property nor, to the knowledge of HealthAxis, is there any basis for any such claim under applicable law, nor has HealthAxis or any of the HealthAxis Subsidiaries received any notice asserting that any HealthAxis Products or Utilization thereof conflicts or will conflict with the rights of any other party.

(e)                                 HealthAxis and the HealthAxis Subsidiaries have timely and satisfactorily fulfilled their respective obligations under all material agreements pursuant to which HealthAxis or any of the HealthAxis Subsidiaries, as the case may be, has agreed to program, design or develop on behalf of a third party, whether for original use or for porting or conversion (for use on a different hardware platform or in a different language), any software products or any part thereof, except where the failure to so comply would not reasonably be expected to have a HealthAxis Material Adverse Effect.

(f)                                   Except as set forth in Section 6.18(f) of the HealthAxis Disclosure Letter, to the extent that any work, invention, or material has been developed or created by a third party for HealthAxis or any of the HealthAxis Subsidiaries, to HealthAxis’ knowledge, HealthAxis or a HealthAxis Subsidiary has a written agreement with such third party with respect thereto and HealthAxis or a HealthAxis Subsidiary thereby has obtained ownership of, and is the exclusive owner of, or has a valid license to use, all HealthAxis Intellectual Property in such work, material or invention by operation of law or by valid assignment or by agreement, as the case may be.

(g)                                Section 6.l8(g) of the HealthAxis Disclosure Letter lists all material contracts, licenses and agreements to which HealthAxis or any of the HealthAxis Subsidiaries is a party that are currently in effect (i) with respect to HealthAxis Intellectual Property licensed or offered to any third party (other than licenses granted in the ordinary course of business); or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to HealthAxis or any of the HealthAxis Subsidiaries. Except as set forth in Section 6.18(g) of the HealthAxis Disclosure Letter, neither HealthAxis nor any of the HealthAxis Subsidiaries has transferred ownership of, or granted any license with respect to, any HealthAxis Intellectual Property, to any third party (other than licenses granted in the ordinary course of business).

(h)                                Except as set forth in Section 6.18(h) of the HealthAxis Disclosure Letter, the contracts, licenses and agreements listed in Section 6.18(h) are in full force and effect to HealthAxis’ knowledge. The consummation of the transactions contemplated by this Agreement will not violate or result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements listed in Section 6.18(h) and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any rights of HealthAxis to any HealthAxis Intellectual Property or impair the right of HealthAxis or any of the HealthAxis Subsidiaries to Utilize any HealthAxis Intellectual Property or portion thereof.  HealthAxis and each of the HealthAxis Subsidiaries is in material compliance with, and has not materially breached any term any of such contracts, licenses and agreements listed in Section 6.18(h) and, to the knowledge of HealthAxis, all other parties to such contracts, licenses and agreements listed in Section 6.18(h) are in compliance with, and have not breached any term of, such contracts, licenses and agreements. Except as set forth in Section 6.18(h) of the HealthAxis Disclosure Letter, following the Effective Time HealthAxis and each of the HealthAxis Subsidiaries will be permitted to exercise all of HealthAxis’ and each of the HealthAxis Subsidiaries, if any, respective rights under the contracts, licenses and agreements listed in Section 6.18(h) to the same extent HealthAxis and such HealthAxis Subsidiary would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional funds other than ongoing fees, royalties or payments which HealthAxis or a HealthAxis Subsidiary would otherwise be required to pay.

(i)                                    Except as set forth in Section 6.18(i) of the HealthAxis Disclosure Letter, (i) HealthAxis and each of the HealthAxis Subsidiaries (including to the knowledge of each of their executive officers, directors and employees) has not received any notice or claim (whether written, oral or otherwise) challenging HealthAxis’ ownership or rights in the HealthAxis Intellectual Property or claiming that any other Person or entity has any legal or beneficial ownership with respect thereto; (ii) all the HealthAxis Intellectual Property rights owned by HealthAxis and embodied in its HealthAxis Products are, to HealthAxis’ knowledge, legally valid and enforceable without any material qualification, limitation or restriction on their use, and HealthAxis has not received any notice or claim (whether written or oral) challenging the validity or enforceability of any of the HealthAxis Intellectual Property rights; and (iii) to HealthAxis’ knowledge, no third party is infringing or misappropriating any part of the HealthAxis Intellectual Property.

(j)                                   HealthAxis and each of the HealthAxis Subsidiaries has taken reasonable and practicable measures designed to protect their respective rights in their respective confidential information and trade secrets or any trade secrets or confidential information of third parties provided to HealthAxis or any of the HealthAxis Subsidiaries. To the knowledge of HealthAxis or any of the HealthAxis Subsidiaries, neither HealthAxis nor any HealthAxis Subsidiaries has permitted any such confidential information or trade secrets to be used, divulged or appropriated for the benefit of Persons to the material detriment of HealthAxis or any of the HealthAxis Subsidiaries.

(k)                                Section 6.18(k) of the HealthAxis Disclosure Letter sets forth a list of all Internet domain names used by HealthAxis in its business (collectively, the “HealthAxis Domain Names”). To HealthAxis’ knowledge, HealthAxis has a valid registration and all material rights (free of any material restriction) in and to the HealthAxis Domain Names, including, without limitation, all rights necessary to the continued use of the HealthAxis Domain Names in connection with the conduct of HealthAxis’ business as it is currently conducted.

(l)                                   Neither HealthAxis nor any of the HealthAxis Subsidiaries is or has been a party to any Government Contract relating to or affecting ownership or Utilization of any HealthAxis Intellectual Property.

(m)                             HealthAxis is in compliance, in all materials respects, with the Health Insurance Portability and Accountability Act of 1996, including, without limitation, all regulations and requirements relating to security, privacy and electronic transactions standards promulgated thereunder (collectively, “HIPAA”).  HealthAxis Products, which assist HealthAxis customers to perform services in compliance with HIPAA, are compliant, in all material respects, with HIPAA requirements to the extent applicable.  HealthAxis and HealthAxis Products are compliant, in all material respects, with the laws and regulations of any state where HealthAxis conducts business, relating to obligations of Business Associates (as defined under HIPAA) to maintain such compliance.

6.19                        Anti-Takeover Matters.

HealthAxis and Merger Sub have taken all action necessary to exempt the merger and the other transactions contemplated by this Agreement from the operation of any “fair price,” “moratorium,” “control share acquisition,” or other similar anti-takeover statute or regulation enacted under the state or federal laws of the United States, including without limitation, Section 203 of the DGCL. Except for the HealthAxis/Tak Investor Rights Agreement, the HealthAxis/Tak Registration Rights Agreement, the HealthAxis/Preferred Investor Rights Agreement and the HealthAxis/Preferred Registration Rights Agreement, copies of which have been provided to BPOMS and which will be terminated at Closing, neither HealthAxis nor any HealthAxis Subsidiary has in effect any agreement, plan, scheme, device or arrangement commonly or colloquially known as a “poison pill” or an “anti-takeover” plan or any similar plan, scheme, device or arrangement.

6.20                        Shareholder Vote Required.

The only vote of the holders of any class of shares of the capital stock of HealthAxis necessary to approve the Reverse Split, the change of HealthAxis’ name to BPO Management Services, Inc., this Agreement, the creation and issuance of HealthAxis stock in the Merger, the change of control of HealthAxis for purposes of NASD Rule 4350(i)(B) and the other transactions and other matters contemplated by this Agreement is the affirmative vote of a majority of the votes cast by the holders of the outstanding HealthAxis Common Stock.

6.21                        Undisclosed Liabilities.

Except as and to the extent reflected, reserved against or otherwise disclosed in Section 6.7(c) of the Disclosure Letter or the HealthAxis SEC Documents and except as set forth in Section 6.21 of the HealthAxis Disclosure Letter, neither HealthAxis nor the HealthAxis Subsidiaries have any liabilities or obligations of any kind, whether accrued, absolute, asserted or unasserted, contingent or otherwise, of a nature required to be disclosed on a balance sheet prepared in accordance with GAAP consistently applied, which would have, individually or in the aggregate, a HealthAxis Material Adverse Effect.

6.22                        Insurance.

HealthAxis maintains, and has maintained or caused to be maintained, without interruption, since January 1, 2002, policies or binders of insurance covering such risk, and events, including personal injury, property damage, errors and omissions and general liability in amounts HealthAxis reasonably believes adequate for its business and operations, and its current insurance policies (other than directors and officers insurance) will not terminate due to consummation of the Merger.  Section 6.22 of the HealthAxis Disclosure Letter sets forth a summary of all current  insurance policies (including, without limitation, limits, deductibles and terms) maintained by HealthAxis and the HealthAxis Subsidiaries.

6.23                        Financial Forecast and Relationships with Suppliers, Licensors and Customers.

HealthAxis has provided to BPOMS a copy of its 2008 forecast (the “HealthAxis Forecast”). The HealthAxis Forecast was prepared in good faith and HealthAxis believes there is a reasonable basis for the HealthAxis Forecast. No current supplier, licensor, distributor or customer of HealthAxis or any of the HealthAxis Subsidiaries has notified HealthAxis or such HealthAxis Subsidiary of an intention to terminate or substantially alter its existing business relationship with HealthAxis or such HealthAxis Subsidiary, which termination or alteration would cause HealthAxis to fail to achieve the projections set forth in the HealthAxis Forecast or would otherwise have a HealthAxis Material Adverse Effect in 2008.

6.24                        Continuity of Business Enterprise.

It is the present intention of HealthAxis to continue at least one significant historic business line of BPOMS, or to use at least a significant portion of BPOMS’ historic assets in a business, in each case within the meaning of the United States Treasury Regulations Section 1.368-1(d).

6.25                        Ownership of BPOMS Shares.

As of the date hereof, and during the three (3) year period immediately preceding the date hereof, neither HealthAxis nor, to HealthAxis’ knowledge, any affiliate or associate (as defined in Section 203 of the DGCL) thereof, is an “interested stockholder” of BPOMS within the meaning of Section 203 of the DGCL.

ARTICLE 7
COVENANTS AND OTHER AGREEMENTS

7.1                               Conduct of Businesses.

(a)                                  During the period from the date of this Agreement until the Effective Time, except as specifically permitted by this Agreement, unless the other Party has consented in writing thereto:

(i)                                   BPOMS and HealthAxis shall use their reasonable best efforts, and shall cause their respective Subsidiaries to use their reasonable best efforts, to preserve intact their business organizations and goodwill;

(ii)                                BPOMS and HealthAxis shall confer on a regular basis with one or more representatives of the other to report on material operational matters relating to the business of BPOMS and the BPOMS Subsidiaries;

(iii)                             each Party will cooperate with and, at the request of the other Party, provide reasonable assistance to the other Party to seek to reduce or avoid disruptions to the other Party’s business that may result from or arise out of the announcement or pendency of the transactions contemplated hereby;

(iv)                            BPOMS and HealthAxis shall promptly notify the other of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities or the normal course of its businesses or in the operation of their properties, any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

(v)                               each Party shall promptly deliver to the other Party true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement other than those reports, statements or schedules that are available through the SEC’s website; and

(vi)                            In the event either Party becomes aware that any of its respective representations or warranties set forth in Sections 5 and 6 hereof will not be true and correct in all material respects on the Closing Date as if made at and as of the Closing Date, such Party shall give prompt written notice thereof to the other Party, and shall give access to all appropriate information related thereto that is in its possession or control.

(b)                                 Prior to the Closing Date, except as expressly provided in this Agreement or unless BPOMS has first obtained written consent of HealthAxis, BPOMS:

(i)                                    Shall, and shall cause each BPOMS Subsidiary to, exercise its best efforts to conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted, preserve and protect the BPOMS Intellectual Property and keep available the services of its officers and employees;

(ii)                                 Shall not amend BPOMS’ Certificate of Incorporation or By-laws, and shall cause each BPOMS Subsidiary not to amend its certificates of incorporation, bylaws or equivalent organizational documents;

(iii)                              Shall not, and shall cause each BPOMS Subsidiary not to,

(A)                             issue or authorize for issue any BPOMS capital stock or security convertible into or exercisable for any BPOMS capital stock (except for (I) shares of BPOMS Series F Preferred Stock issued as part of the BPOMS Pre-Merger Steps, (II) shares of BPOMS Common Stock issued upon the exercise of options or warrants outstanding as of the date of this Agreement and (III) options issued as permitted under the following clause (C));

(B)                               effect any share split, reverse share split, share dividend, recapitalization or other similar transaction or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for BPOMS capital stock or capital stock of any BPOMS Subsidiary, except for the BPOMS Pre-Merger Steps;

(C)                               grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire, redeem or repurchase any BPOMS capital stock except in connection with the BPOMS Pre-Merger Steps;

(D)                              increase any compensation or enter into or amend any employment agreement with any of its present or future officers, directors or employees except in the ordinary course of business and except for the employment agreements contemplated by Section 8.1(d) hereof;

(E)                                adopt any new Employee Plan or (except as contemplated in this Agreement) amend any existing BPOMS Employee Plan or severance or termination pay policies in any material respect, except as required by applicable law or for changes which are less favorable to participants in such plans;

(F)                                authorize, declare, set aside or pay any dividends or make any other distribution or payments with respect to any BPOMS capital stock, or directly or indirectly redeem, purchase or otherwise acquire any BPOMS capital stock or capital stock of any of the BPOMS Subsidiaries except in connection with the BPOMS Pre-Merger Steps; or

(G)                              make any commitment for any such action;

(iv)                             Shall not, and shall not permit any of the BPOMS Subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the BPOMS SEC Documents or incurred after the date thereof in the ordinary course of business consistent with past practice;

(v)                                Shall not, and shall not permit any of the BPOMS Subsidiaries to, enter into or amend, modify or terminate any contract which is outside the ordinary course of business and which may result in total fixed or guaranteed payments or liability by or to it in excess of $100,000, other than contracts for expenses of attorneys and accountants incurred in connection with the Merger and office space leases on commercially reasonable terms;

(vi)                            Shall not, and shall not permit any of the BPOMS Subsidiaries to, enter into or amend any contract with any officer, trustee, director, consultant or affiliate of BPOMS or any of the BPOMS Subsidiaries, other than as contemplated by the BPOMS Pre-Merger Steps;

(vii)                         Shall, and shall cause each BPOMS Subsidiary to, timely prepare, in a manner consistent with past practice, and file all Tax Returns required to be filed the due date of which (including reasonable extensions) occurs on or before the Effective Time and pay all Taxes due with respect to any such Tax Returns;

(viii)                     Shall not, and shall not permit any BPOMS Subsidiary to, amend any Tax Returns, make any election relating to Taxes, change any election relating to Taxes already made, adopt any accounting method relating to Taxes, change any accounting method relating to Taxes unless required by GAAP (as agreed with BPOMS’ independent public accountants) or a change in the Code, enter into any closing agreement relating to Taxes, settle or compromise any claim, suit, litigation, proceeding, investigation, audit or controversy relating to Taxes (unless required by law), or consent to the waiver of the statute of limitations for any claim or audit relating to Taxes;

(ix)                             Shall not enter into, terminate or materially amend or renew any contract other than with third parties in the ordinary course of operating its business consistent with past practice and with the employees referred to in Section 8.1(d) hereof; and

(x)                                 Shall not incur any indebtedness or other obligation for borrowed money other than trade payables and other accruals made in the ordinary course of business consistent with past practice.

(c)                                 Prior to the Closing Date, except as expressly provided in this Agreement unless HealthAxis has first obtained written consent of BPOMS, HealthAxis:

(i)                                   Shall, and shall cause each HealthAxis Subsidiary to, exercise its best efforts to conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted, preserve and protect the HealthAxis Intellectual Property and keep available the services of its officers and employees;

(ii)                                Shall not amend HealthAxis’ Amended and Restated Articles of Incorporation or By-laws, and shall cause each HealthAxis Subsidiary not to amend its charters, bylaws or equivalent organizational documents except in connection with the HealthAxis Pre-Merger Steps;

(iii)                             Shall not, and shall cause each HealthAxis Subsidiary not to,

(A)                             issue or authorize for issue any HealthAxis capital stock or security convertible into or exercisable for any HealthAxis capital stock, except for (i) the shares to be issued and stock options to be granted as contemplated by this Agreement, and (ii) upon the exercise of any options and warrants outstanding as of the date of this Agreement,

(B)                               effect any share split, reverse share split, share dividend, recapitalization or other similar transaction or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for HealthAxis capital stock or capital stock of any HealthAxis Subsidiary except in connection with the HealthAxis Pre-Merger Steps,

(C)                               grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire, redeem or repurchase any HealthAxis capital stock, except repurchases of stock in connection with the payment of withholding taxes related to equity compensation incentives which are on a set-off basis and do not involve any cash outlay by HealthAxis other than to the IRS,

(D)                              increase any compensation or enter into or amend any employment agreement with any of its present or future officers, directors or employees other than as contemplated by Section 8.1(d) hereof,

(E)                               adopt any new Employee Plan or amend any existing HealthAxis Employee Plan or severance or termination pay policies in any material respect, except as contemplated by this Agreement or as required by applicable law or for changes which are less favorable to participants in such plans,

(F)                                authorize, declare, set aside or pay any dividends (except as expressly provided in this Agreement) or make any other distribution or payments with respect to any HealthAxis capital stock, or directly or indirectly redeem, purchase or otherwise acquire any HealthAxis capital stock or capital stock of any of the HealthAxis Subsidiaries, except for the nominal dividend relating to the HealthAxis Series A Preferred Stock and any stock repurchased in connection with the payment of withholding taxes associated with equity compensation incentives on a set-off basis and not involving any cash outlay by HealthAxis other than to the IRS, or

(G)                               make any commitment for any such action;

(iv)                            Shall not, and shall not permit any of the HealthAxis Subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the HealthAxis SEC Documents or incurred after the date thereof in the ordinary course of business consistent with past practice;

(v)                               Shall not, and shall not permit any of the HealthAxis Subsidiaries to, enter into or amend, modify or terminate any contract which may result in total fixed or guaranteed payments or liability by or to it in excess of $150,000 other than contracts for expenses of financial advisors, attorneys and accountants incurred in connection with the Merger;

(vi)                            Shall not, and shall not permit any of the HealthAxis Subsidiaries to, enter into any contract with any officer, trustee, director or affiliate of HealthAxis or any of the HealthAxis Subsidiaries other than as contemplated by the HealthAxis Pre-Merger Steps;

(vii)                         Shall, and shall cause each HealthAxis Subsidiary to, timely prepare, in a manner consistent with past practice, and file all Tax Returns required to be filed the due date of which (including reasonable extensions) occurs on or before the Effective Time and pay all Taxes due with respect to any such Tax Returns;

(viii)                      Shall not, and shall not permit any HealthAxis Subsidiary to, amend any Tax Returns, make any election relating to Taxes, change any election relating to Taxes already made, adopt any accounting method relating to Taxes, change any accounting method relating to Taxes unless required by GAAP (as agreed with HealthAxis’ independent public accountants) or a change in the Code, enter into any closing agreement relating to Taxes, settle or compromise any claim, suit, litigation, proceeding, investigation, audit or controversy relating to Taxes (unless required by law), or consent to the waiver of the statute of limitations for any claim or audit relating to Taxes;

(ix)                              Shall not enter into, terminate or materially amend or renew any contract other than with third parties in the ordinary course of operating its business consistent with past practice; and

(x)                                 Shall not incur any indebtedness or other obligation for borrowed money other than pursuant to the Loan and Security Agreement between the Company and Silicon Valley Bank dated August 14, 2006 (as amended, the “SVB Loan Agreement”), and other than trade payables and other accruals made in the ordinary course of business consistent with past practice.

7.2                               BPOMS Stockholders Meeting.

(a)                                 BPOMS will take all action necessary in accordance with applicable law and its respective Certificate of Incorporation, to convene an annual or special meeting of its stockholders (the “BPOMS Meeting”) as promptly as practicable to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby including the Merger and the BPOMS Pre-Merger Steps. The Board of Directors of BPOMS shall recommend that its stockholders adopt and approve this Agreement and the transactions contemplated hereby and BPOMS shall use its reasonable best efforts to obtain such approval; provided, however, that nothing contained in this Section 7.2 shall prohibit the directors of BPOMS from failing to make, withdrawing such recommendation, modifying such recommendation or using their reasonable best efforts to obtain such adoption and approval if BPOMS shall have received an Acquisition Proposal (as hereinafter defined) and if such directors have determined in good faith, after consulting with their financial and legal advisors, that the Acquisition Proposal is a Superior Offer (as hereinafter defined).

(b)                                As promptly as practicable following the date hereof, BPOMS shall prepare and, following review and incorporation of reasonable comments by HealthAxis (which review shall be as prompt as practicable), file with the SEC a preliminary proxy statement and form of proxy, or preliminary information statement, as permitted by Regulation 14A or 14C, as applicable, under the Securities Exchange Act of 1934, as amended (“Exchange Act”) relating to the BPOMS Meeting and the vote of the stockholders of BPOMS with respect to this

Agreement, the Merger, the transactions contemplated by this Agreement, and the BPOMS Pre-Merger Steps. As soon as practicable and permitted under applicable laws, BPOMS shall prepare the related final proxy statement or final information statement (such final proxy statement or final information statement, the “BPOMS Proxy Statement”); mail the BPOMS Proxy Statement to its shareholders and file the BPOMS Proxy Statement with the SEC. HealthAxis shall promptly furnish all information about itself and its business and operations and all necessary financial information to BPOMS as BPOMS may reasonably request in connection with the preparation of the BPOMS Proxy Statement, it being understood that prior to execution of this Agreement, BPOMS has requested HealthAxis to provide BPOMS with all financial and other information required by Regulation 14A under the Exchange Act to be disclosed in the BPOMS Proxy Statement with regard to HealthAxis and its business, operations and financial condition.  HealthAxis shall ensure that the financial statements to be included in the BPOMS Proxy Statement (i) are prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the footnotes thereto and that the interim financial statements may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount), and (ii) fairly present in all material respects the consolidated financial position and operating results and cash flows of HealthAxis as of the dates and for the periods indicated therein.

(c)                                 As promptly as practicable following the date hereof, BPOMS shall deliver to HealthAxis a draft of the preliminary proxy statement containing all information required to be included therein, other than such information as is to be provided by or is dependent upon information provided by HealthAxis pursuant to Section 7.2(b) above.

(d)                                Whenever BPOMS receives any comments from the SEC or its staff or any other event occurs relating to this Agreement or the Merger which is required to be set forth in a filing with the SEC by BPOMS, whether an amendment or supplement to the BPOMS Proxy Statement or otherwise, BPOMS shall (i) promptly inform HealthAxis of such occurrence, (ii) provide reasonable advance notice to HealthAxis of such filing (including without limitation an opportunity to provide comments thereto) and (iii) cooperate with HealthAxis in such filing with the SEC or its staff, including without limitation in completing any mailing to Stockholders of BPOMS or any amendment or supplement to the BPOMS Proxy Statement.

7.3                               HealthAxis Fairness Hearing; Stockholders Meeting.

(a)                                 As promptly as practicable following the execution of this Agreement, HealthAxis shall prepare and file, with the full cooperation of BPOMS, an application to obtain a permit (a “California Permit”) from the Commissioner of Corporations of the State of California after a hearing before such Commissioner (the “Fairness Hearing”) pursuant to Section 25121 of the California Corporate

Securities Law of 1968, so that the issuance of HealthAxis securities in the Merger shall be exempt from registration under Section 3(a)(10) of the Securities Act.  HealthAxis, with the full cooperation of BPOMS, will use commercially reasonable efforts to respond to any comments from the California Department of Corporations and each of HealthAxis and BPOMS will use their commercially reasonable efforts to have the California Permit granted as soon as practicable after such filing, including without limitation, scheduling the Fairness Hearing on the first practicable date after filing of the application.  As promptly as practical after the date of this Agreement, HealthAxis and BPOMS shall prepare and make such filings as are required under applicable Blue Sky laws relating to the transactions contemplated by this Agreement.  BPOMS shall use reasonable and good faith efforts to assist HealthAxis as may be necessary to cause the Permit Application and any solicitation material sent to Stockholders of BPOMS to comply with the securities and Blue Sky laws.

(b)                                In the event the parties are not able to obtain a California Permit, HealthAxis shall, at its election, use commercially reasonable efforts to prepare and file with the SEC a registration statement on Form S-4 or other comparable form in which a proxy statement to solicit and obtain the approval of BPOMS’ Stockholders as contemplated in Section 7.2(b) above will be included.

(c)                                 As promptly as practicable following the receipt of the California Permit, HealthAxis will take all action necessary in accordance with applicable law and its respective Certificate of Incorporation, to convene an annual or special meeting of its stockholders (the “HealthAxis Meeting”) to consider and vote upon the approval of this Agreement and the transactions and other matters contemplated hereby including the issuance of HealthAxis stock in the Merger and the Reverse Split. The Board of Directors of HealthAxis shall recommend that its stockholders approve this Agreement and the transactions and other matters contemplated hereby and HealthAxis shall use its reasonable best efforts to solicit and obtain such approval; provided, however, that nothing contained in this Section 7.3 shall prohibit the directors of HealthAxis from failing to make, withdrawing such recommendation, modifying such recommendation  or using their reasonable best efforts to obtain such approval if HealthAxis shall have received an Acquisition Proposal and if such directors have determined in good faith, after consultation with their financial and legal advisors, that the Acquisition Proposal is a Superior Offer. The materials submitted to the BPOMS’ stockholders shall be subject to review and approval by HealthAxis and include information regarding BPOMS; the terms of the Merger; the Agreement and any related agreements; and the unanimous recommendation of the Board of Directors of BPOMS in favor of the Merger, this Agreement and any related agreements.

(d)                                As promptly as practicable following the receipt of the California Permit, HealthAxis shall prepare and, following review and incorporation of reasonable comments by BPOMS (which review shall be as prompt as practicable), file with the SEC a preliminary proxy statement and form of proxy, or preliminary information statement, as permitted by Regulation 14A or 14C, as applicable, under the Securities Exchange Act of 1934, as amended (“Exchange Act”) relating to the HealthAxis Meeting and the vote of the stockholders of HealthAxis with respect to this Agreement and the transactions and other matters contemplated by this Agreement. As soon as practicable and permitted under applicable laws, HealthAxis shall prepare the related final proxy statement or final information statement (such final proxy statement or final information statement, the “HealthAxis Proxy Statement”); mail the HealthAxis Proxy Statement to its shareholders and file the HealthAxis Proxy Statement with the SEC. BPOMS shall promptly furnish all information about itself and its business and operations and all necessary financial information to HealthAxis as HealthAxis may reasonably request in connection with the preparation of the HealthAxis Proxy Statement, it being understood that prior to execution of this Agreement, HealthAxis has requested BPOMS to provide HealthAxis with all financial and other information required by Regulation 14A under the Exchange Act to be disclosed in the HealthAxis Proxy Statement with regard to BPOMS and its business, operations and financial condition.  BPOMS shall ensure that the financial statements to be included in the HealthAxis Proxy Statement (i) are prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the footnotes thereto and that the interim financial statements may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount), and (ii) fairly present in all material respects the consolidated financial position and operating results and cash flows of BPOMS as of the dates and for the periods indicated therein.

(e)                                 As promptly as practicable following the date hereof, HealthAxis shall deliver to BPOMS a draft of the preliminary proxy statement containing all information required to be included therein, other than such information as is to be provided by or is dependent upon information provided by BPOMS pursuant to Section 7.3(b) above.

(f)                                   Whenever HealthAxis receives any comments from the SEC or its staff or any other event occurs relating to this Agreement or the Merger which is required to be set forth in a filing with the SEC by HealthAxis, whether an amendment or supplement to the HealthAxis Proxy Statement or otherwise, HealthAxis shall (i) promptly inform BPOMS of such occurrence, (ii) provide reasonable advance notice to BPOMS of such filing (including without limitation an opportunity to provide comments thereto) and (iii) cooperate with BPOMS in such filing with the SEC or its staff, including without limitation in completing any mailing to Stockholders of HealthAxis or any amendment or supplement to the HealthAxis Proxy Statement.

7.4                               Approvals; Other Action.

Subject to the terms and conditions herein provided, BPOMS and HealthAxis shall: (i) use best efforts to cooperate with one another in (x) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and any third parties in connection with the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and (y) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (ii) use best efforts to obtain in writing any consents required from third parties to effectuate the Merger, such consents to be in form reasonably satisfactory to BPOMS and HealthAxis; and (iii) use best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors HealthAxis and BPOMS shall take all such necessary action.

7.5                               Access to Information; Confidentiality.

(a)                                  Upon reasonable notice and subject to the restrictions contained in the Non-Disclosure Agreement referenced in Section 10.5 below, BPOMS and HealthAxis shall (and shall cause their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other reasonable access, during normal business hours during the period prior to the Effective Time, to all their properties, books, contracts, Tax Returns, commitments and records and permit such Persons to make such inspections as they may reasonably require and, during such period, each of BPOMS and HealthAxis shall (and shall cause their respective Subsidiaries to) furnish promptly to the other all information concerning its business, properties and Personnel as the other may reasonably request; provided that if a Party is withholding information because it is obligated to do so pursuant to a confidentiality agreement by which it is bound, the Party shall give the other notice of such withholding.

(b)                                 In addition to any other obligations contained in the Non-Disclosure Agreement, in the event of termination of this Agreement for any reason each Party shall promptly return all such information obtained from the other, and any copies made of, or reports or analyses based on, such information, to the other and not use any such information for any purpose that would be competitive with or cause material harm to the other.

7.6                               Publicity.

HealthAxis and BPOMS shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated herein and shall not issue any such press release or make any such public statement without the prior consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that a Party may, without the prior consent of the other Party, issue such press release or make such public statement as may be required by law or the rules of the Nasdaq Stock Market if it has used its reasonable best efforts to consult with the other Party and to obtain such Party’s consent but has been unable to do so in a timely manner.

7.7                               Listing of HealthAxis Common Stock.

Subject to the terms of this Agreement and the impact of the transactions contemplated hereby, prior to the Effective Time HealthAxis and BPOMS shall coordinate their efforts with respect to the possible listing on the Nasdaq Capital Market of the HealthAxis Common Stock.

7.8                               Further Action.

Each Party hereto shall, subject to Article 9 and subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may reasonably be required to effect the Merger.

7.9                               Tax Treatment.

None of HealthAxis, Merger Sub, or BPOMS shall, and they shall not permit any of their respective Subsidiaries to, take any action prior to or following the Closing that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

7.10                        No Solicitation.

(a)                                  For purposes of this Agreement, “Acquisition Proposal” shall mean, with respect to a Party, any offer or proposal (other than an offer or proposal made or submitted by BPOMS, on the one hand or HealthAxis, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party. “Acquisition Transaction” shall mean any transaction or series of transactions described in subparagraphs (i), (ii) or (iii) of this paragraph  (other than the BPOMS Pre-Merger Steps, HealthAxis Pre-Merger Steps, and a private placement of shares of HealthAxis Common Stock or securities convertible into or exercisable for shares of HealthAxis Common Stock, which private placement would be for the purpose of raising up to $3,000,000 of working capital for HealthAxis and would close after the Effective Time, and would not require a stockholder vote (the “Additional Financing”), but the entry into which would be subject to the prior written consent of HealthAxis pursuant to Section 7.1(b) hereof):

(i)                                    any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party or any of its affiliates is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; (iii) in which a Party or any of its Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or (iv) in which a Party or any of its Subsidiaries would acquire a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X promulgated under the Exchange Act;

(ii)                                 any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for: (i) 15% or more of the consolidated net revenues of a Party and its Subsidiaries, taken as a whole, consolidated net income of a Party and its Subsidiaries, taken as a whole, or consolidated book value of the assets of a Party and its Subsidiaries, taken as a whole; or (ii) 15% or more of the fair market value of the assets of a Party and its Subsidiaries, taken as a whole; or

(iii)                              any liquidation or dissolution of a Party.

(b)                                For purposes of this Agreement, “Superior Offer” shall mean an unsolicited bona fide written offer made to a Party or any of its Subsidiaries by a third party to enter into (i) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (A) the Party’s stockholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (B) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing 50% or more of the Party’s capital stock or (ii) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of at least 50% of the assets of the Party or its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (b) is on terms and conditions that the board of directors of the Party determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that its board of directors deems relevant following consultation with its outside legal counsel and financial advisor: (x) is reasonably likely to be more favorable, from a financial point of view, to the Party’s stockholders, than the terms of the transactions contemplated by the Merger Agreement; and (y) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

(c)                                 Each Party agrees that neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of the officers, directors, investment bankers, attorneys or accountants retained by it or any of its Subsidiaries to, and that it shall use commercially reasonable efforts to cause its and its Subsidiaries’ non-officer employees and other agents not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal; (ii) furnish any information regarding such Party to any Person in connection with or in response to an Acquisition Proposal; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) execute or enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to any Acquisition Transaction; provided, however, that,

(1)                                 nothing contained in this Agreement shall prevent a Party or its board of directors from complying with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act with regard to an Acquisition Proposal; provided, further however, that, if such disclosure has the substantive effect of withdrawing, modifying or qualifying the directors’ recommendation in a manner adverse to the other Party or the adoption of this Agreement by the other Party’s Board of Directors, then BPOMS and HealthAxis each shall have the right to terminate this Agreement as set forth in Sections 9.1(f) and 9.1(g), respectively; and

(2)                                 at any time prior to the approval of the transactions contemplated by this Agreement by each Party’s stockholders, each Party may furnish nonpublic information regarding itself or its Subsidiaries to, and enter into discussions or negotiations with, any Person, and take any action otherwise prohibited by this Section 7.10(c), in response to an Acquisition Proposal that is submitted to such Party or any of its Subsidiaries by such Person (and not withdrawn) if: (A) neither such Party nor any Representative of such Party shall have breached this Section; (B) the Board of Directors of such Party concludes in good faith after consulting with its financial and legal advisors, that the Acquisition Proposal is a Superior Offer or is reasonably likely to lead to a Superior Offer; (C) at least two business days prior to furnishing any such non-public information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish non-public information to, or enter into discussions with, such Person; (D) such Party receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to such Party as those contained in the Non-Disclosure Agreement; and (E) concurrently with furnishing any such nonpublic information to such Person, such Party furnishes such nonpublic information to the other Party (to the extent such nonpublic information has not been previously furnished). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any officer, director, employee, controlling stockholder, agent or representative (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) of such Party (each, a “Representative”) (whether or not such Representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a breach of this Section by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section by such Party for purposes of this Agreement.

(d)                                If any Party or any Representative of such Party receives an Acquisition Proposal at any time prior to the Closing Date, then such Party shall promptly (and in no event later than one (l) business day after such Party becomes aware of such Acquisition Proposal) advise the other Party orally and in writing of such Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal, and the terms thereof). Such Party shall keep the other Party fully informed with respect to the status and terms of any such Acquisition Proposal and any modification or proposed modification thereto.

(e)                                 Each Party shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal as of the date of this Agreement.

(f)                                   Each Party shall not release or permit the release of any Person from, or waive or permit the waiver of any provision of or right under, any confidentiality, non-solicitation, no hire, “standstill” or similar agreement (whether entered into prior to or after the date of this Agreement) to which such Party is a party or under which such Party has any rights, and shall enforce or cause to be enforced each such agreement to the extent requested by the other Party. Each Party shall promptly request each Person that has executed a confidentiality or similar agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return to such Party all confidential information heretofore furnished to such Person by or on behalf of such Party.

7.11                        Notice of Certain Events.

Each of BPOMS and HealthAxis shall as promptly as reasonably practicable notify the other of: (i) any notice or other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement and/or that such consent will or may be withheld or unobtainable on a timely basis or without unreasonable effort or expense; (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; (iii) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.9 or 6.9, as applicable, or which relate to the consummation of the transactions contemplated by this Agreement; and (iv) of any fact or occurrence between the date of this Agreement and the Effective Time of which it becomes aware which makes any of its representations and warranties contained in this Agreement untrue in any material respect (without regard to any materiality qualification contained in such representation or warranty) or causes any breach of its obligations under this Agreement in any material respect (without regard to any materiality qualification contained in such obligation).

7.12                        Directors and Officers.

HealthAxis shall cause the Persons to be nominated for election to the HealthAxis Board of Directors as BPOMS shall designate in writing prior to the filing of the preliminary Proxy Statement (the “BPOMS Designees”). The HealthAxis Proxy Statement shall include a proposal that the BPOMS Designees be elected to serve as directors of HealthAxis, subject to the condition that the Closing Date occur within thirty (30) days of the HealthAxis Meeting.  BPOMS will ensure that all information required to be provided in the HealthAxis Proxy Statement regarding the BPOMS Designees is true and correct and is timely provided to HealthAxis.  At or prior to the Effective Time, HealthAxis shall obtain the resignations as officers (but not as employees) of all current officers of HealthAxis, to be effective as of the Effective Time. Effective as of the Effective Time, the Board of Directors of HealthAxis shall appoint each of the individuals to serve as officers of HealthAxis as BPOMS shall designate in writing prior to the filing of the preliminary Proxy Statement.

7.13                        Indemnification and Insurance.

(a)                                 The By-Laws and charter of each of HealthAxis and the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the By-Laws and charter of each of HealthAxis and BPOMS respectively, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors, officers, employees or agents of HealthAxis or BPOMS, respectively, unless such modification is required after the Effective Time by law.

(b)                                Notwithstanding the foregoing, HealthAxis and the Surviving Corporation do hereby agree, to the fullest extent permitted under applicable law or under HealthAxis’ or the Surviving Corporation’s charter or By-Laws, to indemnify and hold harmless, each present and former director, officer or employee of HealthAxis or BPOMS, as applicable, or any of their respective Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the negotiation, authorization, execution or performance of this Agreement or any document or agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in HealthAxis’ or BPOMS’ charter or By-Laws, as applicable, or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six (6) years after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain any counsel reasonably satisfactory to HealthAxis, (ii) after the Effective Time, HealthAxis shall advance to the Indemnified Party the reasonable fees and expenses of such counsel, and other reasonable costs incurred in the defense of such matter, and (iii) HealthAxis and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that HealthAxis and/or the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six (6).year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction.

(c)                                 This Section 7.13 shall survive the consummation of the Merger at the Effective Time, is intended to benefit HealthAxis, BPOMS, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and HealthAxis and shall be enforceable by the Indemnified Parties as third-party beneficiaries to this Agreement.

(d)                                HealthAxis and BPOMS shall, until at least the sixth anniversary of the Effective Time, cause to be maintained in effect, to the extent available, the policies of directors’ and officers’ liability insurance maintained by HealthAxis and the HealthAxis Subsidiaries as of the date hereof (or policies of at least the same coverage and amounts containing terms that are not less advantageous to the insured parties) with respect to claims arising from facts that occurred on or prior to the Effective Time, including without limitation all claims based upon, arising out of, directly or indirectly resulting from, in consequence of, or in any way involving the Merger and any and all related events. In lieu of the purchase of such insurance by HealthAxis, HealthAxis may purchase a six (6) year non-cancellable extended reporting period endorsement (“Reporting Tail Coverage”) under HealthAxis’ existing directors’ and officers’ liability insurance coverage, providing that such Reporting Tail Coverage shall extend .the directors’ and officers’ liability coverage in force as of the date hereof for a period of at least six years from the Effective Time for any claim based upon, arising out of, directly or indirectly resulting from, in consequence of, or any way involving acts or omissions occurring or prior to the Effective Time, including without limitation all claims based upon, arising out of, directly or indirectly resulting from, in consequence of, or any way involving this Agreement, all agreements contemplated hereby, the Merger or any and all related events. BPOMS shall cooperate with HealthAxis in obtaining such insurance coverage.

7.14                        Restrictions on Transfer.

Subject to the receipt of the California Permit and the continued listing of the HealthAxis Common Stock on the Nasdaq Capital Market , each share of HealthAxis Common or Preferred Stock to be issued hereunder shall be issued without any legend restricting transfer of such shares except (i) as relates to restrictions on the transfer by Affiliates of HealthAxis (following completion of the Merger) pursuant to Rule 144 of the Securities Act, as applicable, and (ii) any legend relating to BPOMS’ Restricted Stock while such shares are subject to any repurchase option, risk of forfeiture or other condition.

ARTICLE 8
CONDITIONS

8.1                               Conditions to Each Party’s Obligation to Effect the Merger.

The respective obligation of each Party to effect the Merger and the other transactions contemplated herein shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part by the parties hereto, to the extent permitted by applicable law:

(a)                                  This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of stockholders of BPOMS and HealthAxis.

(b)                                 The BPOMS Pre-Merger Steps shall have been completed.

(c)                                  The HealthAxis Pre-Merger Steps shall have been consummated.

(d)                                 BPOMS shall have entered into mutually acceptable employment agreements with the four (4) current senior management employees of HealthAxis.  Such employment agreements will become effective at the Effective Time and may provide that they will be assumed by HealthAxis at that time.

8.2                               Conditions to Obligations of BPOMS to Effect the Merger.

The obligation of BPOMS to effect the Merger and to complete the BPOMS Pre-Merger Steps shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by BPOMS:

(a)                                  Each of the representations and warranties of HealthAxis contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent that any changes, circumstances or events making such representations and warranties not true or correct would not, individually or in the aggregate, constitute a HealthAxis Material Adverse Effect (without regard to any materiality qualification contained in such representation or warranty), and BPOMS shall have received a certificate, dated the Closing Date, signed on behalf of HealthAxis by the Chief Executive Officer or Chief Financial Officer of HealthAxis to the foregoing effect.

(b)                                 HealthAxis shall have performed or complied in all material respects (without regard to any materiality qualification contained in the covenants herein) with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and BPOMS shall have received a certificate, dated the Closing Date, signed on behalf of HealthAxis by the Chief Executive Officer or Chief Financial Officer of HealthAxis to the foregoing effect.

(c)                                  From the date of this Agreement through the Effective Time, there shall not have occurred any change, circumstance or event concerning HealthAxis and the HealthAxis Subsidiaries, taken as a whole, that has had a HealthAxis Material Adverse Effect (it being agreed that none of the matters referred to in Section 6.9 of the HealthAxis Disclosure Letter shall be deemed to constitute a HealthAxis Material Adverse Effect), and BPOMS shall have received a certificate, dated the Closing Date, signed on behalf of HealthAxis by the Chief Executive Officer or Chief Financial Officer of HealthAxis to the foregoing effect to such officer’s knowledge.

(d)                                 The BPOMS Designees shall have been duly elected as directors of HealthAxis and the persons designated by BPOMS to serve as officers of HealthAxis shall have been duly appointed, as of the Effective Time.

(e)                                  All third party consents required in order to enable HealthAxis to consummate the transactions contemplated hereby shall have been obtained on terms and conditions acceptable to BPOMS.

(f)                                    The HealthAxis/Tak Investor Rights Agreement, the HealthAxis/Tak Registration Rights Agreement, the HealthAxis/Preferred Investor Rights Agreement and the HealthAxis/Preferred Registration Rights Agreement shall have been terminated without any liability to HealthAxis, effective as of the Closing Date.

(g)                                 HealthAxis shall not be in default under the terms of the SVB Loan Agreement, HealthAxis shall be entitled to continue to draw on the working capital credit facility under the SVB Loan Agreement and, to the extent required, Silicon Valley Bank shall have consented to the consummation of the transactions contemplated hereby.

8.3                               Conditions to Obligations of HealthAxis and Merger Sub to Effect the Merger.

The obligations of HealthAxis and Merger Sub to effect the Merger and the HealthAxis Pre-Merger Steps shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by HealthAxis:

(a)                                  Each of the representations and warranties of BPOMS contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except to the extent that any changes, circumstances or events making such representations and warranties not true or correct would not, individually or in the aggregate, constitute a BPOMS Material Adverse Effect (without regard to any materiality qualification contained in such representation or warranty), and HealthAxis shall have received a certificate, dated the Closing Date, signed on behalf of BPOMS by the Chief Executive Officer or the Chief Financial Officer of BPOMS to the foregoing effect.

(b)                                 BPOMS shall have performed or complied in all material respects (without regard to any materiality qualification contained in the covenants herein) with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and HealthAxis shall have received a certificate, dated the Closing Date, signed on behalf of BPOMS by the Chief Executive Officer or the Chief Financial Officer of BPOMS to the foregoing effect.

(c)                                  From the date of this Agreement through the Effective Time, there shall not have occurred any change, circumstance or event, concerning BPOMS and the BPOMS Subsidiaries, taken as a whole, that has had a BPOMS Material Adverse Effect and HealthAxis shall have received a certificate, dated the Closing Date, signed on behalf of BPOMS by the Chief Executive Officer or the Chief Financial Officer of BPOMS to the foregoing effect.

(d)                                 All third party consents required in order to enable BPOMS to consummate the transactions contemplated hereby shall have been obtained on terms and conditions acceptable to HealthAxis.

ARTICLE 9
TERMINATION

9.1                               Termination.

This Agreement may be terminated and abandoned at any time prior to the Effective Time (whether before or after approval and adoption of this Agreement and/or approval of the issuance of the HealthAxis Shares by the stockholders of HealthAxis):

(a)                                  by mutual written consent authorized by the Board of Directors of HealthAxis and BPOMS;

(b)                                 by either HealthAxis or BPOMS if any United States federal or state court of competent jurisdiction or other governmental entity shall have issued a final order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided that the Party seeking to terminate shall have used its commercially reasonable efforts to appeal such order, decree, ruling or other action;

(c)                                  by HealthAxis upon a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of BPOMS and as a result of such breach the conditions set forth in Section 8.3(a) or Section 8.3(b), as the case may be, would not then be satisfied; provided, that if such breach is capable of being cured by the Termination Date and BPOMS diligently proceeds to cure the breach, then HealthAxis shall not have the right to terminate this Agreement under this Section 9.1(c) unless such breach has not been so cured by the Termination Date;

(d)                                 by BPOMS upon a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of HealthAxis or Merger Sub and as a result of such breach the conditions set forth in Section 8.2(a) or Section 8.2(b), as the case may be, would not then be satisfied; provided, that if such breach is capable of being cured by the Termination Date and HealthAxis diligently proceeds to cure the breach, then BPOMS shall not have the right to terminate this Agreement under this Section 9.1(d) unless such breach has not been so cured by the Termination Date;

(e)                                  by BPOMS if any of the consents referred to in paragraph 8.2(e) hereof are not obtained prior to the Effective Time, or by HealthAxis if any of the consents referred to in paragraph 8.3(d) hereof are not obtained prior to the Effective Time;

(f)                                    by BPOMS or HealthAxis if (i) the Board of Directors of HealthAxis pursuant to Section 7.3(c) fails to make, withdraws or modifies adversely to BPOMS its approval or recommendation of this Agreement or (ii) HealthAxis enters into a definitive agreement providing for the implementation of a Superior Offer in accordance with the provisions of Section 7.10;

(g)                                 by BPOMS or HealthAxis if (i) the Board of Directors of BPOMS pursuant to Section 7.2(a) fails to make, withdraws or modifies adversely to HealthAxis its approval or recommendation of this Agreement or (ii) BPOMS enters into a definitive agreement providing for the implementation of a Superior Offer in accordance with the provisions of Section 7.10;

(h)                                 by either HealthAxis or BPOMS, if the Merger shall not have been consummated on or before December 31, 2008 (“Termination Date”) (other than due to the failure of the Party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed by it at or prior to the Effective Time, a breach by such Party of this Agreement or the failure of such Party to satisfy the conditions precedent to the other Party’s obligation to effect the Merger);

(i)                                     by HealthAxis or BPOMS if this Agreement and the transactions contemplated hereby shall have failed to receive the requisite vote for approval and adoption by the common stockholders of HealthAxis or BPOMS upon the execution of a written consent or the holding of a duly convened stockholders meeting and any adjournments thereof;

(j)                                     by HealthAxis if BPOMS suffers a BPOMS Material Adverse Effect, or by BPOMS if HealthAxis suffers a HealthAxis Material Adverse Effect (it being agreed that none of the matters referred to in Section 6.9 of the HealthAxis Disclosure Letter shall be deemed to constitute a HealthAxis Material Adverse Effect); or

(k)                                  by either Party, if the other Party becomes unable to pay its liabilities as they come due or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against such other Party (and not dismissed within sixty (60) days).

The right of any Party hereto to terminate this Agreement pursuant to this Section 9.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Party hereto, any Person controlling any such Party or any of their respective employees, officers, directors, agents, representatives or advisors, whether prior to or after the execution of this Agreement.

9.2                               Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 9.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party hereto or its affiliates, directors, officers or stockholders and all rights and obligations of any Party hereto shall cease except for the agreements contained in this Section 9.2 (Effect of Termination), Section 9.3 (Expenses and Termination Fees), Section 9.4 (Extension; Waiver) and Section 10.5 (Confidentiality); provided, however, that nothing contained in this Section 9.2 shall relieve any Party from liability for any breach of this Agreement.

9.3                               Expenses and Termination Fee.

(a)                                  Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Merger is consummated and irrespective of the failure of any closing condition set forth in Article 8 hereof to be met.

(b)                                 BPOMS shall pay as and when requested all fees and expenses incurred by HealthAxis in listing the HealthAxis Shares on the Nasdaq Capital Market in connection with the Merger and in connection with the substitute listing for the Reverse Split.

(c)                                  HealthAxis shall pay BPOMS a termination fee of $500,000, upon the termination of this Agreement by BPOMS pursuant to Section 9.1(d) or upon termination of this Agreement by BPOMS or HealthAxis pursuant to Section 9.1(f).

(d)                                 BPOMS shall pay HealthAxis a termination fee of $500,000 upon the termination of this Agreement by HealthAxis pursuant to Section 9.1(c) or upon termination of this Agreement by HealthAxis or BPOMS pursuant to Section 9.1(g).

(e)                                  If either Party fails to pay when due any amount payable by such Party under Section 9.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(f)                                    Subject to Section 9.3(g), the remedy set forth in Section 9.3(c) shall be BPOMS’ exclusive remedy in the event of the termination of this Agreement on a basis specified therein, and the remedy set forth in Section 9.3(d) shall be HealthAxis’ exclusive remedy in the event of the termination of this Agreement on a basis specified therein.

(g)                                 BPOMS, HealthAxis and Merger Sub each acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that the amounts payable hereunder are not a penalty, but rather are liquidated damages in a reasonable amount that will compensate the aggrieved party for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and for losses and damages likely to be incurred or suffered as a result of termination in the circumstances described in this Section 9.3, which amounts would otherwise be impossible to calculate with precision. In the event that a Party hereto shall fail to pay an amount specified under this Section 9.3 when due, the costs and expenses actually incurred or accrued by the Party entitled thereto shall also be paid by the Party failing to pay the specified amount when due.  Payment of the fees and expenses described in this Section 9.3 shall not be in lieu of any damages incurred in the event of willful breach of this Agreement.

9.4                               Extension; Waiver.

At any time prior to the Effective Time, any Party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

ARTICLE 10
GENERAL PROVISIONS

10.1                        Nonsurvival of Representations, Warranties and Agreements.

The representations and warranties of HealthAxis, Merger Sub, and BPOMS contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article 10 shall survive the Effective Time.

10.2                        Notices.

Any notice required to be given hereunder shall be in writing and shall be sent by facsimile transmission (confirmed by any of the methods that follow), courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first class postage prepaid) and addressed as follows:

If to BPOMS:

BPO Management Services Inc.

1290 N. Hancock St.

Suite 202

Anaheim, California    92807

Attn: Chief Executive Officer

Tel.: (714) 974.2670
Fax: (714) 970.1342

With a copy to (which shall not constitute notice):

Cornman & Swartz

19800 MacArthur Blvd., Suite 820

Irvine, CA 92612

Attn: Jack T. Cornman, Esq.

Tel.: (949) 224-1500

Fax: (949) 224-1505

and

If to HealthAxis and Merger Sub:

HealthAxis Inc.

7301 North State Highway 161, Suite 300

Irving, Texas  75039

Attn:  Chief Executive Officer

Tel.:  972-443-5223

Fax:  972-409-0977

With copies to (which shall not constitute notice):

HealthAxis Inc.

7301 North State Highway 161, Suite 300

Irving, Texas  75039

Attn:  General Counsel

Tel.:  972-443-5241

Fax:  972-409-0977

Locke Lord Bissell & Liddell LLP

2200 Ross Avenue, Suite 2200

Dallas, Texas  75201

Attn:  John B. McKnight, Esq.

Tel.:  214-740-8675

Fax:  214-756-8675

or to such other address as any Party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date received.

10.3                        Assignment; Binding Effect; Benefit.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, surviving corporations, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.4                        Entire Agreement.

This Agreement, the BPOMS Disclosure Letter, the HealthAxis Disclosure Letter, the Schedules, the Exhibits and any documents delivered by the parties in connection herewith constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto, except that the Non-Disclosure Agreement (as hereinafter defined) shall remain in effect and shall be binding upon HealthAxis and BPOMS in accordance with its terms. No addition to or modification of any provision of this Agreement shall be binding upon any Party hereto unless made in writing and signed by all parties hereto.

10.5                        Confidentiality.

HealthAxis and BPOMS understand and agree that they are and shall remain bound by and subject to the terms of the non-disclosure agreement, dated as of February 8, 2008, by and between HealthAxis and BPOMS (the “Non-Disclosure Agreement”), regardless of any termination of this Agreement.

10.6                        Amendment.

This Agreement may be amended by the parties hereto, by action taken by their respective authorized Person, Persons or governing bodies, at any time before or after approval of matters presented in connection with the Merger by the stockholders of BPOMS and HealthAxis, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.7                        Governing Law; Attorneys’ Fees.

(a)                                  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of HealthAxis and BPOMS hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and the United States of America located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), consent to the service of process in such Delaware Courts, waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

(b)                                 In any action at law or suit in equity to enforce this Agreement or the rights of any Parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorney’s fees and all other reasonable costs and expenses incurred in such action or suit.

10.8                        Counterparts.

This Agreement may be executed by the parties hereto in separate counterparts, each of which so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

10.9                        Headings.

Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

10.10                 Waivers.

Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

10.11                 Incorporation.

The BPOMS Disclosure Letter and the HealthAxis Disclosure Letter and all Schedules attached hereto and thereto and referred to herein and therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

10.12                 Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.13                 Interpretation.

(a)                                  In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders.

(b)                                 As used in this Agreement, the word “Subsidiary” or “Subsidiaries” when used with respect to any Party means any corporation, partnership, joint venture, business trust or other entity, of which such Party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

(c)                                  As used in this Agreement, the word “Person” means an individual, a corporation, a partnership, an association, a joint stock company, a trust, a limited liability company, any unincorporated organization or any other entity.

(d)                                 As used in this Agreement unless otherwise indicated, the word “Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

10.14                 Specific Performance.

The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist, and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, without the posting of any bond whatsoever in addition to any other remedy at law or equity.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

HEALTHAXIS, INC.

Per:	/s/ John M. Carradine

Per:	CEO and President

OUTSOURCING MERGER SUB, INC.

Per:	/s/ John M. Carradine

Per:	President

BPO MANAGEMENT SERVICES, INC.

Per:	/s/ Patrick Dolan

Per:	Chairman and CEO